Exhibit 4.d

EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of December 11, 2017,

among

AMDOCS LIMITED

The Borrowing Subsidiaries Party Hereto

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J. P. MORGAN EUROPE LIMITED,

as London Agent

and

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,

as Canadian Agent

JPMORGAN CHASE BANK, N.A.,

CITIGROUP GLOBAL MARKETS INC. and

HSBC BANK PLC

as Joint Lead Arrangers and Joint Bookrunners

CITI BANK, N.A. and

HSBC BANK PLC

as Syndication Agents

and

Royal Bank of Canada

as Documentation Agent

[CS&M Ref. No. 6701-752]

i

Schedules

Schedule 1.01A	Applicable Funding Account
Schedule 1.01B	Existing Letters of Credit
Schedule 2.01	Commitments
Schedule 2.04	LC Commitments
Schedule 3.12	Subsidiaries
Schedule 6.01	Indebtedness
Schedule 6.02(d)	Certain Liens
Schedule 6.05	Restrictive Agreements

Exhibits

Exhibit A	Form of Assignment and Assumption
Exhibit B-1	Form of Borrower Joinder Agreement
Exhibit B-2	Form of Borrower Termination Agreement
Exhibit C	Form of Borrowing Request
Exhibit D	Maturity Date Extension Request

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 11, 2017 (this “Agreement”), among AMDOCS LIMITED, an Island of Guernsey corporation (the “Company”); the Borrowing Subsidiaries from time to time party hereto; the LENDERS from time to time party hereto; JPMORGAN CHASE BANK, N.A., as Administrative Agent; J.P. MORGAN EUROPE LIMITED, as London Agent; and JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Agent.

WHEREAS, the Company, the several banks and other financial institutions party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Europe Limited, as London Agent and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent are parties to an Amended and Restated Credit Agreement dated as of December 12, 2014 (the “Existing Credit Agreement”).

WHEREAS, on the Effective Date, the Existing Credit Agreement is being amended and restated in the form of this Agreement.

WHEREAS, the Lenders have indicated their willingness to lend and the Issuing Banks have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration for the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accession Agreement” has the meaning set forth in Section 2.08(d).

“Adjusted LIBO Rate” means an interest rate per annum equal to the product of (i) the LIBO Rate for US Dollars for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, or any successor appointed in accordance with Article VIII. Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of JPMorgan Chase Bank, N.A. through which JPMorgan Chase Bank, N.A. may perform any of its obligations in such capacity hereunder; provided, however, that (i) the obligations of JPMorgan Chase Bank, N.A. as Administrative Agent under this Agreement shall remain unchanged despite the performance of any of its obligations by an Affiliate of JPMorgan Chase Bank, N.A. and (ii) JPMorgan Chase Bank, N.A. shall remain solely responsible to the other parties hereto for the performance of such obligations.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent, the London Agent and the Canadian Agent.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate (in the case of a Loan or Borrowing made to a US Borrowing Subsidiary) or the US Base Rate (in the case of a Loan or Borrowing made to a Canadian Borrowing Subsidiary) in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in US Dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate set forth in clause (a) of the definition of “Screen Rate” (or, if such rate is not available for such one-month maturity, the Interpolated Screen Rate) at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one month; provided that if such rate shall be less than zero, such rate shall be deemed to be zero. Any change in the Alternate Base Rate due to a change in the Prime Rate, the US Base Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the US Base Rate, the NYFRB Rate or the Adjusted LIBO Rate, as the case may be. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Agent” means (a) with respect to a Loan or Borrowing (other than by a Canadian Borrowing Subsidiary) denominated in US Dollars or any Letter of Credit, and with respect to any payment hereunder that does not relate to a particular Loan, Borrowing, BA or Letter of Credit, the Administrative Agent, (b) with respect to a Loan or Borrowing by a Canadian Borrowing Subsidiary denominated in US Dollars, a Loan or Borrowing denominated in Canadian Dollars or a BA, the Canadian Agent and (c) with respect to a Loan or Borrowing denominated in a currency other than US Dollars or Canadian Dollars, the London Agent.

“Applicable Funding Account” means, as to each Borrower, the applicable account with the Applicable Agent (or one of its Affiliates) specified on Schedule 1.01A hereto or set forth in such Borrower’s Borrower Joinder Agreement entered pursuant to Section 2.21 (or if no such account is specified for such Borrower on such Schedule or such Joinder Agreement, in a written notice signed by a Financial Officer and delivered to and approved by such Applicable Agent prior to the initial extension of credit to such Borrower hereunder), or, following the initial designation of an Applicable Funding Account for such Borrower, any other account with the Applicable Agent (or one of its Affiliates) that shall be specified in a written notice signed by a Financial Officer and delivered to and approved by such Applicable Agent.

“Applicable Rate” means, for any day, the applicable rate per annum set forth below under the caption “Facility Fee Rate”, “LIBOR/EURIBOR Spread and BA Stamping Fee” or “ABR/Canadian Prime Rate Spread”, as the case may be, based upon the Ratings established by S&P and Moody’s as of the most recent determination date:

Category	Ratings (S&P/Moody’s)	Facility Fee Rate	LIBOR/EURIBOR Spread and BA Stamping Fee	ABR/Canadian Prime Rate Spread
Category 1	A-/A3 or higher	.100%	.900%	.000%
Category 2	BBB+/Baa1	.125%	1.000%	.000%
Category 3	BBB/Baa2	.150%	1.100%	.100%
Category 4	BBB-/Baa3	.200%	1.175%	.175%
Category 5	BB+/Ba1 or lower	.250%	1.375%	.375%

For purposes of the foregoing, (i) if the Ratings established by Moody’s and S&P shall fall within different Categories, the Applicable Rate shall be based on the higher of the two Ratings unless one of the two Ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that in which the higher of the two Ratings falls; (ii) if only one of Moody’s and S&P shall have in effect a Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then the Applicable Rate shall be based on the single available Rating; (iii) if neither Moody’s nor S&P shall have in effect a Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then the Applicable Rate shall be determined by reference to Category 5; and (iv) if the Rating established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of Ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Rating of the other rating agency (or, if the circumstances referred to in this sentence shall affect both rating agencies, the Rating or Ratings most recently in effect prior to such changes or cessations).

“Approved Fund” has the meaning set forth in Section 11.04(b).

“Arrangers” means JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc. and HSBC Bank plc.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” means, with respect to any Sale-Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale-Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of (a) the Attributable Debt determined assuming termination on the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) and (b) the Attributable Debt determined assuming no such termination.

“Authorized Agent” has the meaning set forth in Section 11.09(d).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“BA” means a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by a Canadian Borrowing Subsidiary and accepted by a Lender in accordance with the terms of this Agreement.

“BA Drawing” means BAs accepted and purchased (and any BA Equivalent Loans made in lieu of such acceptance and purchase) on the same date and as to which a single Contract Period is in effect.

“BA Equivalent Loan” has the meaning set forth in Section 2.05(k).

“Bail-In Action” means, as to any EEA Financial Institution, the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of such EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has consented to, approved or acquiesced in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any obligations of such Person under this Agreement.

“Basket Amount” means, at any time, the greater of (a) US$350,000,000 and (b) 10% of Consolidated Tangible Assets at the end of the most recent fiscal quarter of the Company for which financial statements have been delivered under Section 5.01 (or, prior to the delivery of any such financial statements, at the end of the most recent fiscal quarter of the Company for which financial statements have been delivered under Section 5.01 of the Existing Credit Agreement).

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means any Tranche A Borrower, Tranche B Borrower or Tranche C Borrower.

“Borrower Joinder Agreement” means a Borrower Joinder Agreement substantially in the form of Exhibit B-1.

“Borrower Termination Agreement” means a Borrower Termination Agreement, substantially in the form of Exhibit B-2.

“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$3,000,000, (b) in the case of a Borrowing denominated in Sterling, £2,000,000, (c) in the case of a Borrowing denominated in Euros, €3,000,000 and (d) in the case of a Borrowing denominated in Canadian Dollars, Cdn.$3,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000, (b) in the case of a Borrowing denominated in Sterling, £1,000,000, (c) in the case of a Borrowing denominated in Euros, €1,000,000 and (d) in the case of a Borrowing denominated in Canadian Dollars, Cdn.$1,000,000.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.

“Borrowing Subsidiary” means (a) European Software Marketing Limited, a Guernsey limited company, and (b) any other Subsidiary that has become a Borrowing Subsidiary after the date hereof as provided in Section 2.21; provided that any Subsidiary referred to in the preceding clauses (a) and (b) may cease to be a Borrowing Subsidiary as provided in Section 2.21.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized or required by law to remain closed; provided that (a) when used in connection with a LIBOR Loan in any currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such currency in the London interbank market, (b) when used in connection with a EURIBOR Loan, the term “Business Day” shall also exclude any day on which TARGET is not open for the settlement of payments in Euros, (c) when used in connection with a Canadian Prime Rate Loan or a BA, the term “Business Day” shall also exclude any day on which banks are not open for business in Toronto and (d) when used in connection with a Loan to any Borrower organized in a jurisdiction other than the United States of America, the United Kingdom or Canada, the term “Business Day” shall also exclude any day on which commercial banks in the jurisdiction of organization of such Borrower are authorized or required by law to remain closed.

“CAM” means the mechanism for the allocation and exchange of interests in the Tranches and the collections thereunder established under Article IX.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Article IX.

“CAM Exchange Date” means the date on which any event referred to in clause (h) or (i) of Article VII shall occur with respect to the Company.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the sum of the US Dollar Equivalents (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Designated Obligations owed to such Lender (whether or not at the time due and payable) immediately prior to the CAM Exchange and (b) the denominator shall be the sum of the US Dollar Equivalents (as so determined) of the Designated Obligations owed to all the Lenders (whether or not at the time due and payable) immediately prior to the CAM Exchange. For purposes of determining the CAM Percentages, the amount payable in respect of any BA shall be deemed to be the face amount thereof, reduced by the unaccreted portion of the discount at which such BA shall have been purchased (taking into account the applicable Discount Rates and acceptance fees), as determined by the Administrative Agent in accordance with accepted financial practice.

“Canadian Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as Canadian agent for the Lenders hereunder, or any successor appointed in accordance with Article VIII.

“Canadian Borrowing Subsidiary” means any Borrowing Subsidiary that is a Canadian Subsidiary.

“Canadian Dollars” or “Cdn.$” means the lawful money of Canada.

“Canadian Prime Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the interest rate per annum publicly announced from time to time by the Canadian Agent as its reference rate in effect on such day at its principal office in Toronto for determining interest rates applicable to commercial loans denominated in Canadian Dollars and made by it in Canada (each change in such reference rate being effective from and including the date such change is publicly announced as being effective) and (b) the interest rate per annum equal to the sum of (i) the CDOR Rate (but in no event less than zero) on such day (or, if such rate is not so reported on the Reuters Screen CDOR Page, the average of the rate quotes for bankers’ acceptances denominated in Canadian Dollars with a one month term received by the Canadian Agent at approximately 10:00 a.m., Toronto time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) from the Schedule I Reference Lenders) and (ii) 0.50% per annum.

“Canadian Subsidiary” means any Subsidiary that is incorporated or otherwise organized under the laws of Canada or any political subdivision thereof.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CDOR Rate” means, on any date, an interest rate per annum equal to the stated average discount rate applicable to bankers’ acceptances denominated in Canadian Dollars with a term of one month (for purposes of the definition of “Canadian Prime Rate”) or with a term equal to the Contract Period of the relevant BAs (for purposes of the definition of “Discount Rate”) appearing on the Reuters Screen CDOR Page (or on any successor or substitute page of such Screen, or any successor to or substitute for such Screen, providing rate quotations comparable to those currently provided on such page of such Screen, as determined by the Canadian Agent from time to time) at approximately 10:00 a.m., Toronto time, on such date (or, if such date is not a Business Day, on the next preceding Business Day).

“Change in Control” means:

(a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company;

(b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed or approved for consideration by shareholders for election by directors so nominated;

(c) the acquisition of direct or indirect Control of the Company by any Person or group; or

(d) the acquisition of any Equity Interests (other than directors’ or other qualifying shares) of any Borrowing Subsidiary by any Person other than the Company or a Subsidiary.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or by any lending office of such Lender or Issuing Bank or by such Lender’s or Issuing Bank’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor similar authority) or other financial regulatory authorities, in each case pursuant to Basel III or CRD IV, shall in each case be deemed to be a “Change in Law”, whether enacted, adopted, promulgated or issued before or after the date of this Agreement.

“Claims” has the meaning set forth in Section 2.17(c).

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche A Loans, Tranche B Loans or Tranche C Loans, and (b) any Commitment, refers to whether such Commitment is a Tranche A Commitment, a Tranche B Commitment or a Tranche C Commitment.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitments” means the Tranche A Commitments, the Tranche B Commitments and the Tranche C Commitments. The aggregate amount of the Commitments as of the Closing Date is US$500,000,000.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein that is distributed to the Agents, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 11.01, including through the Platform.

“Company” has the meaning set forth in the preamble.

“Consenting Lender” has the meaning set forth in Section 2.08(e).

“Consolidated Assets” means, at any time, the aggregate amount of assets (less applicable accumulated depreciation, depletion and amortization and other reserves and other properly deductible items) of the Company and its Subsidiaries, all as set forth in the most recent consolidated balance sheet of the Company and its Subsidiaries, determined in accordance with GAAP, included in the periodic reports of the Company filed with the SEC.

“Consolidated EBITDA” means, for any period of four consecutive fiscal quarters, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax (including, without duplication, any withholding or similar amount) expense for such period, (iii) any foreign exchange losses and short-term investment losses for such period, (iv) all amounts attributable to depreciation and amortization for such period, (v) noncash equity-based compensation expense for such period, (vi) fees and expenses incurred in connection with this Agreement, (vii) fees and expenses in an aggregate amount in any four consecutive quarters not in excess of US$5,000,000 incurred in connection with the issuance of any Indebtedness or equity or in connection with any acquisition, disposition or investment permitted under this Agreement, (viii) other extraordinary, unusual or nonrecurring cash charges in an aggregate amount in any four consecutive quarters not in excess of US$2,000,000 and (ix) any nonrecurring noncash charges for such period (including, without limitation, any such charges resulting from fair value adjustments of contingent consideration), and minus (b) without duplication, the sum of (i) to the extent included in determining such Consolidated Net Income, any nonrecurring noncash gains for such period (including, without limitation, any such charges resulting from fair value adjustments of contingent consideration), (ii) any foreign exchange gains and short-term investment gains for such period and (iii) any cash payments made during such period in respect of items reflected as noncash equity-based compensation expense or nonrecurring noncash charges during any earlier period, all determined on a consolidated basis in accordance with GAAP. If the Company or any Subsidiary shall have made a Material Acquisition or a Material Disposition, Consolidated EBITDA for the quarter in which such event occurs and the three preceding quarters shall be calculated giving pro forma effect thereto, to any related incurrence or repayment of Indebtedness and to such other pro forma adjustments as are permitted under Regulation S-X of the SEC with respect to such Material Acquisition or Material Disposition as if they had occurred on the first day of the earliest of such quarters, provided that, solely for purposes of any such pro forma calculation in respect of a Material Acquisition, nonrecurring cash charges related to the acquired Equity Interests, assets, division, or operating unit in any of such four preceding quarters shall be added, without duplication, to Consolidated EBITDA for the applicable quarters, provided that the aggregate amount of any such additions in respect of any Material Acquisition shall not exceed 10% of Consolidated EBITDA for such four preceding quarters (before giving effect to such pro forma calculation).

“Consolidated Interest Expense” means, for any fiscal period, the aggregate of all interest expense of the Company and the Consolidated Subsidiaries for such period, all as determined on a consolidated basis in accordance with GAAP, plus the aggregate yield (expressed as a dollar amount) obtained by the purchasers under any Securitization Transactions on their investments in accounts receivable of the Company and the Subsidiaries during such period, determined in accordance with generally accepted financial practice and the terms of such Securitization Transactions. If the Company or any Subsidiary shall have made a Material Acquisition or a Material Disposition, Consolidated Interest Expense for the quarter in which such event occurs and the four preceding quarters shall be calculated giving pro forma effect thereto, to any related incurrence or repayment of Indebtedness and to such other pro forma adjustments as are permitted under Regulation S-X of the SEC with respect to such Material Acquisition or Material Disposition as if they had occurred on the first day of the earliest of such quarters.

“Consolidated Net Income” means, for any fiscal period, the net income of the Company and the Consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Subsidiary” means any Subsidiary that should be consolidated with the Company for financial reporting purposes in accordance with GAAP.

“Consolidated Tangible Assets” means, at any time, the aggregate amount of assets (less applicable accumulated depreciation and amortization and other reserves and other properly deductible items) of the Company and the Subsidiaries, minus all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangible assets of the Company and the Subsidiaries, all as set forth in the most recent consolidated balance sheet of the Company, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Indebtedness” means, at any date, all Indebtedness of the Company and the Consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP (but excluding Indebtedness of the Company or any Subsidiary as an account party in respect of letters of credit backing trade payables and other obligations that do not constitute Indebtedness).

“Contract Period” means, with respect to any BA, the period commencing on the date such BA is issued, accepted and purchased and ending on the date that is one, two, three and six months thereafter, as the applicable Canadian Borrowing Subsidiary may elect; provided that if such Contract Period would end on a day other than a Business Day, such Contract Period shall be extended to the next succeeding Business Day.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code.

“CRD IV” means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

“Credit Documents” means this Agreement, each Borrower Joinder Agreement, each Borrower Termination Agreement and any promissory note issued hereunder.

“Credit Parties” means the Company, in its capacity as a Borrower and a Guarantor hereunder, and the Borrowing Subsidiaries.

“Declining Lender” has the meaning set forth in Section 2.08(e).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or (iii) to pay to any Agent, any Issuing Bank or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Company or any Agent, any Issuing Bank or any Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by an Agent or an Issuing Bank made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Agent’s or such Issuing Bank’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or Bail-In Action.

“Designated Obligations” means all obligations of the Borrowers with respect to (a) principal of and interest on the Loans, (b) amounts payable in respect of BAs, (c) unreimbursed LC Disbursements and interest thereon and (d) all facility fees and Letter of Credit participation fees.

“Discount Proceeds” means, with respect to any BA, an amount (rounded upward, if necessary, to the nearest Cdn.$.01) calculated by multiplying (a) the face amount of such BA by (b) the quotient obtained by dividing (i) one by (ii) the sum of (A) one and (B) the product of (x) the Discount Rate (expressed as a decimal) applicable to such BA and (y) a fraction of which the numerator is the Contract Period applicable to such BA and the denominator is 365, with such quotient being rounded upward or downward to the fifth decimal place and .000005 being rounded upward.

“Discount Rate” means, with respect to a BA being accepted and purchased on any day, (a) for a Lender which is a Schedule I Lender, (i) the CDOR Rate (but in no event less than zero) applicable to such BA or (ii) if the discount rate for a particular Contract Period is not quoted on the Reuters Screen CDOR Page, the arithmetic average (as determined by the Canadian Agent and expressed as a per annum rate) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Canadian Agent by the Schedule I Reference Lenders as the percentage discount rate at which each such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such BA and (b) for a lender which is a Non-Schedule I Lender, the lesser of (i) the CDOR Rate (but in no event less than zero) applicable to such BA referred to in clause (a) above as if such Non-Schedule I Lender were a Schedule I Lender plus 0.10% per annum and (ii) the arithmetic average (as determined by the Canadian Agent and expressed as a per annum rate) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Canadian Agent by the Non-Schedule I Reference Lenders as the percentage discount rate at which each such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such BA. It is understood and agreed that the Agents will not disclose to any party hereto other than the Company (which agrees not to disclose to any other party hereto) (a) the rates quoted by the individual Non-Schedule I Reference Lenders or (b) if one or more of the Non-Schedule I Reference Lenders shall not have quoted a rate, the fact that the LIBO Rate is being determined on the basis of the rate quoted by fewer than all the Non-Schedule I Reference Lenders.

“Documentation Agent” means Royal Bank of Canada.

“Ecuador Litigation” means the litigation pending on the date hereof against Amdocs Development Limited and Amdocs Ecuador S.A. seeking damages for alleged breaches of contracts as outlined in the letter of Coronel and Perez, Ecuadorian counsel for such Subsidiaries, heretofore made available to the Lenders.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above or (c) any institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 11.02).

“Eligible Assignee” means (a) any Lender, (b) any Affiliate of any Lender, (c) any Approved Fund and (d) any other Person, other than, in each case, (i) the Borrower (or any of its Subsidiaries or other Affiliates), (ii) a natural Person or (iii) a Defaulting Lender, an Affiliate of a Defaulting Lender or a Person that would be a Defaulting Lender upon effectiveness of the applicable assignment.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement with any Governmental Authority pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) a failure by any Plan to satisfy the minimum funding standards

(as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is or is expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; (e) the incurrence by the Company or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Company or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the occurrence of a material, non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to which the Company or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party of interest” (within the meaning of Section 406 of ERISA) or could otherwise be liable; or (j) any Foreign Benefit Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, (a) the applicable Screen Rate or (b) if no Screen Rate is available for such Interest Period, the arithmetic mean (rounded up to four decimal places) of the rates quoted by the Reference Banks to leading banks in the Banking Federation of the European Union for the offering of deposits in Euros and for a period comparable to such Interest Period, in each case as of the Specified Time on the Quotation Day (but, with respect to (a) and (b), in no event less than zero). It is understood and agreed that the Agents will not disclose to any Person other than the Company (which agrees not to disclose to any other Person) (a) the rates quoted by the individual Reference Banks or (b) if one or more of the Reference Banks shall not have quoted a rate, the fact that the EURIBO Rate is being determined on the basis of the rate quoted by fewer than all the Reference Banks.

“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the EURIBO Rate.

“Euro” means the single currency adopted by participating member states of the European Communities in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Event of Default” has the meaning set forth in Article VII.

“Exchange Rate” means, on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars on such day determined by using the rate of exchange for the purchase of the US Dollars with such other currency in the London foreign exchange market at or about 11:00 a.m. London time on such day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services. In the event that such rate does not appear on ICE Data Services (or on any information service which publishes that rate of exchange from time to time in place of ICE Data Services), the equivalent of such amount in US Dollars will be determined in such manner as the Company and the Administrative Agent shall agree (including by reference to any such other publicly available service for displaying exchange rates) or, in the absence of such agreement, by the Administrative Agent using any method of determination it deems appropriate in its discretion).

“Excluded Taxes” means (a) with respect to any Lender, (i) income or franchise taxes imposed on (or measured by) its net income by the United States of America or any political subdivision thereof or by the jurisdiction under the laws of which such Lender is organized or resident for tax purposes, in which its principal office is located or in which its applicable lending office is located, (ii) any branch profits taxes imposed by the United States of America or any political subdivision thereof or any similar tax imposed by any other jurisdiction described in clause (a)(i) above and (iii) any withholding tax that is attributable to the failure of such Lender to comply with Section 2.16(e); (b) with respect to any Tranche A Lender (other than a Lender that becomes or acquires any interests of a Tranche A Lender through an assignment under Section 2.18(b) or by operation of the CAM or through a purchase of participations under Section 2.17(c)), any withholding tax that is imposed on amounts payable by a Tranche A Borrower organized, resident for tax purposes or having substantial business operations in Guernsey, the United States of America, the United Kingdom, Ireland, Denmark or Cyprus or any political subdivision of any thereof by any taxation authority of such jurisdiction on amounts payable from locations within such jurisdiction to such Lender’s Tranche A Lending Office designated for Tranche A Borrowers organized, resident for tax purposes or having substantial business operations in such jurisdiction, to the extent such tax is in effect and applicable (assuming the taking by such Borrower of all actions required in order for available exemptions from such tax to be effective) at the time such Lender becomes a party to this Agreement (or designates a new Tranche A Lending Office for Tranche A Borrowers organized, resident for tax purposes or having substantial business operations in such jurisdiction), except to the extent that (i) such Lender was entitled, at the time of designation of a new lending office, to receive additional amounts with respect to such withholding tax pursuant to Section 2.16 or (ii) such Lender became a party to this Agreement pursuant to an assignment by a Lender that was entitled, at the time of the assignment, to receive additional amounts with respect to such withholding tax pursuant to Section 2.16; (c) with respect to any Tranche B Lender (other than a Lender that becomes or acquires any interests of a Tranche B Lender through an assignment under Section 2.18(b) or by operation of the CAM or through a purchase of participations under Section 2.17(c)), any withholding tax that is imposed on amounts payable by a Tranche B Borrower organized, resident for tax purposes or having substantial business operations in Guernsey, the United States of America, the United Kingdom, Ireland, Denmark or Cyprus or any political subdivision of any thereof by any taxation authority of such Borrower’s jurisdiction of organization on amounts payable from locations within such jurisdiction to such Lender’s Tranche B Lending Office designated for Tranche B

Borrowers organized, resident for tax purposes or having substantial business operations in such jurisdiction, to the extent such tax is in effect and applicable (assuming the taking by such Borrower of all actions required in order for available exemptions from such tax to be effective) at the time such Lender becomes a party to this Agreement (or designates a new Tranche B Lending Office for Tranche B Borrowers organized, resident for tax purposes or having substantial business operations in such jurisdiction), except to the extent that (i) such Lender was entitled, at the time of designation of a new lending office, to receive additional amounts with respect to such withholding tax pursuant to Section 2.16 or (ii) such Lender became a party to this Agreement pursuant to an assignment by a Lender that was entitled, at the time of the assignment, to receive additional amounts with respect to such withholding tax pursuant to Section 2.16; and (d) with respect to any Tranche C Lender (other than a Lender that becomes or acquires any interests of a Tranche C Lender through an assignment under Section 2.18(b) or by operation of the CAM or through a purchase of participations under Section 2.17(c)), any withholding tax that is imposed on amounts payable by a Tranche C Borrower organized, resident for tax purposes or having substantial business operations in the United States of America or any political subdivision of any thereof by any taxation authority of such jurisdiction on amounts payable from locations within such jurisdiction to such Lender’s Tranche C Lending Office, to the extent such tax is in effect and applicable (assuming the taking by such Borrower of all actions required in order for available exemptions from such tax to be effective) at the time such Lender becomes a party to this Agreement (or designates a new Tranche C Lending Office for Tranche C Borrowers organized, resident for tax purposes or having substantial business operations in such jurisdiction) except to the extent that (i) such Lender was entitled, at the time of designation of a new lending office, to receive additional amounts with respect to such withholding tax pursuant to Section 2.16 or (ii) such Lender became a party to this Agreement pursuant to an assignment by a Lender that was entitled, at the time of the assignment, to receive additional amounts with respect to such withholding tax pursuant to Section 2.16; and (e) any U.S. federal withholding Taxes imposed under FATCA. For purposes of this definition, any reference to “jurisdiction” shall include all political subdivisions of such jurisdiction.

“Existing Credit Agreement” has the meaning set forth in the recitals hereto.

“Existing Letter of Credit” means each letter of credit previously issued for the account of any Borrower under the Existing Credit Agreement that (a) is outstanding on the Effective Date and (b) is listed on Schedule 1.01B.

“Existing Maturity Date” has the meaning set forth in Section 2.08(e).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Financial Officer” means (a) with respect to the Company, the chief financial officer, principal accounting officer, vice president of finance, treasurer, controller, assistant treasurer or director of treasury of the Company and (b) with respect to any Borrowing Subsidiary, the chief financial officer, principal accounting officer, treasurer, controller, assistant treasurer or director of treasury of the Company or such Borrowing Subsidiary.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority; (b) the failure to make any material required contributions or payments under any applicable law, on or before the due date for such contributions or payments; (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan; (d) the incurrence of any liability by the Company or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein the incurrence of which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Company or any Subsidiary, or the imposition on the Company or any Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case, individually or in the aggregate, which could reasonably be expected to result in a Material Adverse Effect.

“Foreign Pension Plan” means any benefit plan that, under the applicable law of any jurisdiction other than the United States, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guernsey Borrowing Subsidiary” means any Borrowing Subsidiary that is a Guernsey Subsidiary.

“Guernsey Subsidiary” means any Subsidiary that is incorporated or otherwise organized under the laws of Guernsey or any political subdivision thereof.

“Guidelines” shall mean, together, (a) Guideline S-02.113 in relation to interbank loans of September 22, 1986 (Circulaire relative à l’impôt anticipé sur les intérêts des avoirs en banque dont les créanciers sont des banques – avoirs interbancaires –, du 22 septembre 1986), (b) Guideline S-02.112.1 in relation to bonds of April 1999 (Circulaire sur les obligations, d’avril 1999), (c) Guideline S-02.120.1 in relation to money market instruments and book claims of April 1999 (Circulaire sur les papiers monétaires et créances comptables de débiteurs suisses, d’avril 1999), (d) Guideline S-02.118 in relation to syndicated credit facilities of January 2000 (Circulaire sur le traitement fiscal des prêts consortiaux, reconnaissances de dette, effets de change et sous-participations, de janvier 2000), (e) circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Circulaire no 34 du 26 juillet 2011 sur les avoirs de clients) and (f) circular letter No. 15 of 7 October 2017 (1-015-DVS-2007) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss Withholding Tax and Swiss stamp taxes (Circulaire no 15 du 3 octobre 2017 sur les obligations et instruments financiers dérivés en tant qu’objets de l’impôt fédéral direct, de l’impôt anticipé et des droits de timbre), in each case as issued, amended or substituted from time to time by the Swiss Federal Tax Administration.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement. The obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements provided for in such Hedging Agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“HMRC” means HM Revenue & Customs.

“Immaterial Subsidiaries” means Subsidiaries that individually account for less than 5%, and in the aggregate account for less than 10%, of both (a) the Consolidated Assets (excluding intercompany receivables and payables) and (b) the consolidated revenues (excluding intercompany revenues) of the Company and the Subsidiaries as of the end of and for the most recent period of four consecutive fiscal quarters of the Company. For purposes of this definition, the assets and revenues of any Subsidiary shall include the assets and revenues of its own subsidiaries, and shall be determined for such Subsidiary on a consolidated basis.

“Increasing Lender” has the meaning set forth in Section 2.08(d).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty supporting Indebtedness, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all Securitization Transactions of such Person and (k) all obligations of such Person under Hedging Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document.

“Indemnitee” has the meaning set forth in Section 11.03(b).

“Information” has the meaning set forth in Section 11.12.

“Information Memorandum” means the Confidential Information Memorandum dated November 2017 relating to the Company and the Transactions.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing or BA Drawing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan or Canadian Prime Rate Loan, the last day of each March, June, September and December and (b) with respect to any LIBOR Loan or EURIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Loan or a EURIBOR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any LIBOR Borrowing or EURIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, if available from each Lender, nine or 12 months thereafter), as the applicable Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, with respect to any LIBO Rate Loan denominated in any currency or any EURIBO Rate Loan, in each case for any Interest Period, a rate per annum (rounded to the same number of decimal places as the applicable Screen Rate) determined by the Administrative Agent (which determination shall be conclusive absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available for the applicable currency that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available for the applicable currency that is longer than such Interest Period, in each case as of the Specified Time on the Quotation Day.

“Issuing Bank” means JPMorgan Chase Bank, N.A. and each other Lender that shall have become an Issuing Bank hereunder as provided in Section 2.04(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.04(k)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Agreement” has the meaning set forth in Section 2.04(j).

“Joint Bookrunners” means JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc. and HSBC Bank plc.

“LC Commitment” means, as to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.04. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.04 or in such Issuing Bank’s Issuing Bank Agreement.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, (a) the sum of the US Dollar Equivalents of the undrawn amounts of all outstanding Letters of Credit at such time plus (b) the sum of the US Dollar Equivalents of the amounts of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrowers at such time. The LC Exposure of any Tranche A Lender at any time shall be its Tranche A Percentage of the aggregate LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person in respect of which such Lender is a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender pursuant to an Assignment and Assumption or Section 2.08(d), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means a Tranche A Lending Office, a Tranche B Lending Office or a Tranche C Lending Office.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.04 and any Existing Letter of Credit.

“LIBO Rate” means, with respect to any LIBOR Borrowing denominated in any currency for any Interest Period, (a) the applicable Screen Rate or (b) if no Screen Rate is available for such currency or for such Interest Period, the arithmetic mean (rounded up to four decimal places) of the rates quoted by the Reference Banks to leading banks in the London interbank market for the offering of deposits in such currency and for a period comparable to such Interest Period, in each case as of the Specified Time on the Quotation Day (but, with respect to (a) and (b), in no event less than zero). It is understood and agreed that the Agents will not disclose to any Person other than the Company (which agrees not to disclose to any other Person) (a) the rates quoted by the individual Reference Banks or (b) if one or more of the Reference Banks shall not have quoted a rate, the fact that the LIBO Rate is being determined on the basis of the rates quoted by fewer than all the Reference Banks.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate or the LIBO Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities of any Subsidiary, any purchase option, call or similar right of a third party with respect to such securities that is created to secure obligations owed to any creditor (it being understood that rights of a bona fide purchaser of a Subsidiary or equity interests therein under a purchase or similar agreement will not be deemed to constitute a Lien under this clause (c)).

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in US Dollars (other than by a Canadian Borrowing Subsidiary) or any Letter of Credit, New York City time, (b) with respect to a Loan or Borrowing denominated in Sterling or Euros, London time and (c) with respect to a Loan or Borrowing denominated in Canadian Dollars, a BA or a Loan or Borrowing denominated in US Dollars to or by a Canadian Borrowing Subsidiary, Toronto time.

“London Agent” means J.P.Morgan Europe Limited, in its capacity as London agent for the Lenders hereunder, or any successor appointed in accordance with Article VIII.

“Material Acquisition” means any transaction or series of related transactions resulting in the ownership by the Company and/or one or more Subsidiaries of all or substantially all the Equity Interests or all or substantially all the assets of any Person or all or substantially all of any division or other operating unit of a business, but only if the sum of (a)(i) the value of the consideration paid in such transaction or transactions and (ii) the Indebtedness of any acquired Person outstanding after such transaction takes effect minus (b) the cash of such acquired Person after such transaction takes effect is equal to US$750,000,000 or more or its equivalent in one or more other currencies.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, operations or financial condition of the Company and the Subsidiaries, taken as a whole, or (b) the validity, legality, binding effect or enforceability of any material provision hereof or any material right or remedy of any Agent or Lender hereunder.

“Material Disposition” means any transaction or series of related transactions resulting in the disposition by the Company and/or one or more Subsidiaries of all or substantially all the Equity Interests or all or substantially all the assets of any Person or all or substantially all of any division or other operating unit of a business, but only if the sum of (a)(i) the value of the consideration paid in such transaction or transactions and (ii) the Indebtedness outstanding after such transaction takes effect of any Person disposed of for which neither the Company nor any other Subsidiary is liable minus (b) the cash of such acquired Person after such transaction takes effect is equal to US$750,000,000 or more or its equivalent in one or more other currencies.

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding US$75,000,000.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means December 11, 2022, or any later date to which the Maturity date shall have been extended pursuant to Section 2.08(e).

“Maturity Date Extension Request” means a request by the Borrower, in the form of Exhibit D hereto or such other form as shall be approved by the Administrative Agent, for the extension of the Maturity Date pursuant to Section 2.08(e).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Qualifying Bank” means any person other than a Qualifying Bank.

“Non-Schedule I Lender” means any Lender not named on Schedule I to the Bank Act (Canada).

“Non-Schedule I Reference Lenders” means JPMorgan Chase Bank, N.A., Toronto Branch, and Citi Bank, N.A.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York time, on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Obligations” means (a) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership, en desastre or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, (b) all reimbursement obligations of any Borrower in respect of BAs accepted hereunder, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (c) each payment required to be made by any Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (c) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership, en desastre or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Credit Parties under this Agreement and the other Credit Documents.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Credit Document.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant” has the meaning set forth in Section 11.04(f).

“Participant Register” has the meaning set forth in Section 11.04(k).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Liens” means:

(a) Liens imposed by law for taxes and other governmental assessments, charges and levies that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

provided that the term “Permitted Liens” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 11.01(d).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualifying Bank” means any legal entity which is recognized as a bank by the banking laws in force in its country of incorporation, or if extending credit under this Agreement through a branch, in the country of that branch, and which exercises as its main purpose a true banking activity, having bank personnel, premises, communication devices of its own and the authority of decision-making and has a genuine banking activity.

“Quotation Day” means (a) with respect to any currency (other than Sterling) for any Interest Period, two Business Days prior to the first day of such Interest Period and (b) with respect to Sterling for any Interest Period, the first day of such Interest Period, in each case unless market practice differs in the Relevant Interbank Market for any currency, in which case the Quotation Day for such currency shall be determined by the Applicable Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day shall be the last of those days).

“Ratings” means the public ratings of the Company’s senior, unsecured, non-credit enhanced long-term debt for borrowed money (including under this Agreement, whether or not Loans are outstanding at such time) by Moody’s and S&P or, if there shall be not outstanding senior, unsecured, non-credit enhanced long-term debt of the Company, the long-term company, issuer or similar ratings established by such rating agencies for the Company.

“Reference Banks” means with respect to the LIBO Rate or the EURIBO Rate, the principal London offices of JPMorgan Chase Bank, N.A., Citibank, N.A., and such other banks as may be appointed by the Administrative Agent in consultation with the Company.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that: (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness; (b) such Refinancing Indebtedness shall not constitute Indebtedness of any Subsidiary other than an obligor or guarantor in respect of such Original Indebtedness or a subsidiary of such an obligor or guarantor; and (c) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness.

“Register” has the meaning set forth in Section 11.04(d).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, members, partners, trustees, employees, controlling persons, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Interbank Market” means (a) with respect to any currency (other than Euros), the London interbank market and (b) with respect to Euros, the European interbank market.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Revolving Credit Exposure” means a Tranche A Revolving Credit Exposure, a Tranche B Revolving Credit Exposure or a Tranche C Revolving Credit Exposure.

“S&P” means S&P Global Ratings, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale-Leaseback Transaction” means any arrangement whereby the Company or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided that any such arrangement entered into within 180 days after the acquisition or construction of the subject property shall not be deemed to be a “Sale-Leaseback Transaction”.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive territorial Sanctions (at the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person 50% or more owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or by the United Kingdom government including those administered by Her Majesty’s Treasury.

“Schedule I Lender” means any Lender named on Schedule I to the Bank Act (Canada).

“Schedule I Reference Lenders” means Royal Bank of Canada and any other Schedule I Lender agreed upon by the Company and the Canadian Agent from time to time.

“Screen Rate” means (a) in respect of the LIBO Rate for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in the applicable currency with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently Reuters Screen Page LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on any successor or substitute page on such screen that displays such rate or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); and (b) in respect of the EURIBO Rate for any Interest Period, the rate per annum determined by the Banking Federation of the European Union for such Interest Period as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion). If, as to any currency, no Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, than the Screen Rate for such Interest Period shall be the Interpolated Screen Rate. Notwithstanding the foregoing, if the Screen Rate, determined as provided above, would be less than zero, the Screen Rate shall for all purposes of this Agreement be zero.

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of such Commission.

“Securitization Transaction” means, with respect to any Person, any transfer by such Person or any of its subsidiaries of accounts receivable or interests therein (a) to a trust, partnership, corporation or other entity, which transfer is funded by the incurrence or issuance by the transferee or any successor transferee of Indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests therein, or (b) directly to one or more investors or other purchasers; provided that the term “Securitization Transaction” shall not include sales, transfers or other dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivable financing transaction. The amount of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness or other securities referred to in clause (a) of the preceding sentence or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable or interests therein transferred pursuant to such Securitization Transaction net of any such accounts receivable or interests therein that have been written off as uncollectible.

“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time and (b) with respect to the EURIBO Rate, 11:00 a.m., Frankfurt time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D.

LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that by its express terms is subordinated in right of payment to any other Indebtedness of such Person.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent, or (c) that is a subsidiary within the meaning of Section 531 of the Companies (Guernsey) Law 2008, as amended.

“Subsidiary” means any subsidiary of the Company.

“Swiss Borrowing Subsidiary” means any Borrowing Subsidiary that is a Swiss Subsidiary.

“Swiss Federal Tax Administration” means the Swiss federal tax authorities referred to in Article 34 of the Swiss Withholding Tax Act.

“Swiss Subsidiary” means any Subsidiary that is incorporated or otherwise organized under the laws of, or resident for tax purposes in, Switzerland or any political subdivision thereof.

“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of Lenders in respect of Loans to each Swiss Borrowing Subsidiary pursuant to this Agreement which are not Qualifying Banks must not at any time exceed ten, all in accordance with the Guidelines.

“Swiss Twenty Non-Bank Rule” means the rule that the aggregate number of (a) creditors other than Qualifying Banks of each Swiss Borrowing Subsidiary under all outstanding debts relevant for the classification as debenture (Kassenobligation) (including any intra-group loans (if and to the extent intra-group loans are not exempt in accordance with the ordinance of the Swiss Federal Council of 18 June 2010 amending the Swiss Federal Ordinance on withholding tax and the Swiss Federal Ordinance on stamp duties with effect as of 1 August 2010)), facilities or private placements (including Loans pursuant to this Agreement)) and (b) where the number of debt instruments is relevant, the number of such debt instruments, being understood that for purposes hereof the maximum number of ten Non-Qualifying Banks permitted under this Agreement shall be taken into account (whether or not ten Non-Qualifying Banks do so participate at any given time), must not at any time exceed twenty, all in accordance within the meaning of the Guidelines.

“Swiss Withholding Tax” means the Swiss withholding tax as per the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss federal act on withholding tax, of October 13, 1965, as modified from time to time.

“Swiss Withholding Tax Rules” means, together, the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.

“Syndication Agents” means Citigroup Global Markets Inc. and HSBC Bank plc.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tranche” means a category of Commitments and extensions of credit thereunder. For purposes hereof, each of the following shall comprise a separate Tranche: (a) the Tranche A Commitments, the Tranche A Loans and the Letters of Credit (“Tranche A”), (b) the Tranche B Commitments, the Tranche B Loans and the BAs (“Tranche B”) and (c) the Tranche C Commitments and the Tranche C Loans (“Tranche C”).

“Tranche A” has the meaning set forth in the definition of “Tranche”.

“Tranche A Borrower” means the Company and any Borrowing Subsidiary that is a Tranche A Subsidiary.

“Tranche A Commitment” means, with respect to each Tranche A Lender, the commitment of such Tranche A Lender to make Tranche A Loans pursuant to Section 2.01(a) and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Tranche A Lender’s Tranche A Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.08 or assignments by or to such Tranche A Lender pursuant to Section 11.04. The initial amount of each Tranche A Lender’s Tranche A Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Tranche A Lender shall have assumed its Tranche A Commitment, as the case may be. The aggregate amount of Tranche A Commitments on the Closing Date is US$200,000,000.

“Tranche A Lender” means a Lender with a Tranche A Commitment or a Tranche A Revolving Credit Exposure.

“Tranche A Lending Office” means, with respect to any Tranche A Lender, the office(s) of such Lender (or any Affiliate of such Lender) specified as its “Tranche A Lending Office(s)” on Schedule 2.01 or, as to any Person that becomes a Tranche A Lender after the Closing Date, in the Assignment and Assumption executed by such Person, or such other office(s) of such Lender (or an Affiliate of such Lender) as such Lender may hereafter designate from time to time as its “Tranche A Lending Office(s)” by notice to the Company and the Administrative Agent. A Tranche A Lender may designate different Tranche A Lending Offices for Loans to Tranche A Borrowers in different jurisdictions.

“Tranche A Percentage” means, with respect to any Tranche A Lender at any time, the percentage of the aggregate Tranche A Commitments represented by such Tranche A Lender’s Tranche A Commitment at such time; provided that if the Tranche A Commitments have expired or been terminated, the Tranche A Percentages shall be determined on the basis of the Tranche A Commitments most recently in effect, giving effect to any assignments.

“Tranche A Revolving Credit Exposure” means, with respect to any Tranche A Lender at any time, the aggregate amount of (a) the sum of the US Dollar Equivalents of such Tranche A Lender’s outstanding Tranche A Loans and (b) such Tranche A Lender’s LC Exposure.

“Tranche A Loans” means Loans made by the Tranche A Lenders pursuant to Section 2.01(a). Each Tranche A Loan denominated in US Dollars shall be a LIBOR Loan or, solely in the case of a Tranche A Loan denominated in US Dollars and made to a US Borrowing Subsidiary, an ABR Loan. Each Tranche A Loan denominated in Sterling shall be a LIBOR Loan. Each Tranche A Loan denominated in Euros shall be a EURIBOR Loan.

“Tranche A Subsidiary” means any Subsidiary that is incorporated or otherwise organized under the laws of Guernsey, the United States of America, the United Kingdom, Ireland, Switzerland, Denmark or Cyprus or any political subdivision of any thereof.

“Tranche B” has the meaning set forth in the definition of “Tranche”.

“Tranche B Borrower” means the Company and any Borrowing Subsidiary that is a Tranche B Subsidiary.

“Tranche B Commitment” means, with respect to each Tranche B Lender, the commitment of such Tranche B Lender to make Tranche B Loans pursuant to Section 2.01(a), to accept and purchase BAs pursuant to Section 2.05 hereunder, expressed as an amount representing the maximum aggregate amount of such Tranche B Lender’s Tranche B Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.08 or assignments by or to such Tranche B Lender pursuant to Section 11.04. The initial amount of each Tranche B Lender’s Tranche B Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Tranche B Lender shall have assumed its Tranche B Commitment, as the case may be. The aggregate amount of Tranche B Commitments on the Closing Date is US$300,000,000.

“Tranche B Lender” means a Lender with a Tranche B Commitment or a Tranche B Revolving Credit Exposure.

“Tranche B Lending Office” means, with respect to any Tranche B Lender, the office(s) of such Lender (or any Affiliate of such Lender) specified as its “Tranche B Lending Office(s)” on Schedule 2.01 or, as to any Person that becomes a Tranche B Lender after the Closing Date, in the Assignment and Assumption executed by such Person, or such other office(s) of such Lender (or an Affiliate of such Lender) as such Lender may hereafter designate from time to time as its “Tranche B Lending Office(s)” by notice to the Company and the Administrative Agent. A Tranche B Lender may designate different Tranche B Lending Offices for Loans to Tranche B Borrowers in different jurisdictions.

“Tranche B Percentage” means, with respect to any Tranche B Lender at any time, the percentage of the aggregate Tranche B Commitments represented by such Tranche B Lender’s Tranche B Commitment at such time; provided that if the Tranche B Commitments have expired or been terminated, the Tranche B Percentages shall be determined on the basis of the Tranche B Commitments most recently in effect, giving effect to any assignments.

“Tranche B Revolving Credit Exposure” means, with respect to any Tranche B Lender at any time, the aggregate amount of (a) the sum of the US Dollar Equivalents of such Tranche B Lender’s outstanding Tranche B Loans and (b) the sum of the US Dollar Equivalents at such time of the face amounts of the BAs accepted by such Tranche B Lender and outstanding at such time.

“Tranche B Loans” means Loans made by the Tranche B Lenders pursuant to Section 2.01(b). Each Tranche B Loan denominated in US Dollars shall be a LIBOR Loan or, solely in the case of a Tranche B Loan denominated in US Dollars and made to a US Borrowing Subsidiary or a Canadian Borrowing Subsidiary, an ABR Loan. Each Tranche B Loan denominated in Sterling shall be a LIBOR Loan. Each Tranche B Loan denominated in Euros shall be a EURIBOR Loan. Each Tranche B Loan denominated in Canadian Dollars shall be a Canadian Prime Rate Loan.

“Tranche B Subsidiary” means any Subsidiary that is incorporated or otherwise organized under the laws of Guernsey, the United States of America, the United Kingdom, Ireland, Switzerland, Denmark, Cyprus or Canada or any political subdivision of any thereof.

“Tranche C” has the meaning set forth in the definition of “Tranche”.

“Tranche C Borrower” means any Borrowing Subsidiary that is a Tranche C Subsidiary.

“Tranche C Commitment” means, with respect to each Tranche C Lender, the commitment of such Tranche C Lender to make Tranche C Loans pursuant to Section 2.01(c), expressed as an amount representing the maximum aggregate amount of such Tranche C Lender’s Tranche C Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.08 or assignments by or to such Tranche C Lender pursuant to Section 11.04. The initial amount of each Tranche C Lender’s Tranche C Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Tranche C Lender shall have assumed its Tranche C Commitment, as the case may be. The aggregate amount of Tranche C Commitments on the Closing Date is US$0.

“Tranche C Lender” means a Lender with a Tranche C Commitment or a Tranche C Revolving Credit Exposure.

“Tranche C Lending Office” means, with respect to any Tranche C Lender, the office(s) of such Lender (or any Affiliate of such Lender) specified as its “Tranche C Lending Office(s)” on Schedule 2.01 or, as to any Person that becomes a Tranche C Lender after the Closing Date, in the Assignment and Assumption executed by such Person, or such other office(s) of such Lender (or an Affiliate of such Lender) as such Lender may hereafter designate from time to time as its “Tranche C Lending Office(s)” by notice to the Company and the Administrative Agent.

“Tranche C Percentage” means, with respect to any Tranche C Lender at any time, the percentage of the aggregate Tranche C Commitments represented by such Tranche C Lender’s Tranche C Commitment at such time; provided that if the Tranche C Commitments have expired or been terminated, the Tranche C Percentages shall be determined on the basis of the Tranche C Commitments most recently in effect, giving effect to any assignments.

“Tranche C Revolving Credit Exposure” means, with respect to any Tranche C Lender at any time, the aggregate amount of the sum of the US Dollar Equivalents of such Tranche C Lender’s outstanding Tranche C Loans.

“Tranche C Loans” means Loans made by the Tranche C Lenders pursuant to Section 2.01(a). Each Tranche C Loan shall be a LIBOR Loan or an ABR Loan.

“Tranche C Subsidiary” means any Subsidiary that is incorporated or otherwise organized under the laws of the United States of America or any political subdivision thereof.

“Transactions” means the execution, delivery and performance by each Credit Party of the Credit Documents to which it is to be a party, the making of the Loans, the acceptance and purchase of the BAs, the use of the proceeds thereof, the issuance of the Letters of Credit, the creation of the Guarantee provided for in Article X and the other transactions contemplated hereby.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, LIBO Rate, the EURIBO Rate, the Alternate Base Rate or the Canadian Prime Rate.

“UK Borrowing Subsidiary” means (i) any Borrowing Subsidiary that is incorporated or otherwise organized under the laws of the United Kingdom or (ii) any other Borrowing Subsidiary obligated to make payments hereunder or under any other Credit Document that are potentially subject to withholding taxes imposed by the laws of the United Kingdom.

“UK DTTP Scheme” means the Double Taxation Treaty Passport Scheme administered by HMRC.

“US Base Rate” means the reference rate of interest (however designated) announced from time to time by JPMorgan Chase Bank, N.A., Toronto Branch, as its reference rate for determining interest chargeable by it on commercial loans made in Canada and denominated in US Dollars. Each change in the US Base Rate shall be effective from and including the date such change is publicly announced as being effective.

“US Borrowing Subsidiary” means any Borrowing Subsidiary that is a US Subsidiary.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount and (b) with respect to any amount in any currency other than US Dollars, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section.

“US Dollars” or “US$” means the lawful currency of the United States of America.

“US Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time, and the rules and regulations promulgated or issued thereunder.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Tranche A Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “Tranche A LIBOR Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Tranche A Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “Tranche A LIBOR Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, regulation or other law herein shall be construed (i) as referring to such statute, regulation or other law as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor statutes, regulations or other laws) and (ii) to include all official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Computations. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, and the parties hereto shall negotiate in good faith with a view to agreeing on an amendment of such provision that will preserve the original intent thereof while giving effect to such change in GAAP.

SECTION 1.05. Currency Translation. The Administrative Agent shall determine the US Dollar Equivalent of any Borrowing denominated in a currency other than US Dollars, other than a Canadian Prime Rate Borrowing, as of the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date that is three Business Days prior to the date on which the applicable Interest Period shall commence, and each such amount shall, except as provided in the last two sentences of this Section, be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall determine the US Dollar Equivalent of any Letter of Credit denominated in a currency other than US Dollars as of the date such Letter of Credit is issued, amended to increase its face amount, extended or renewed and as of the last Business Day of each subsequent calendar month, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date that is three Business Days prior to the date on which such Letter of Credit is issued, amended to increase its face amount, extended or renewed or the last Business Day of such subsequent calendar month, as the case may be, and each such amount shall, except as provided in the last two sentences of this Section, be the US Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall determine the US Dollar Equivalent of any Canadian Prime Rate Borrowing or BA as of

the date on which such Borrowing is made or such BA is accepted and purchased and as of the last Business Day of each subsequent calendar quarter, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the last Business Day preceding the date of such Borrowing or acceptance and purchase and as of the last Business Day of such subsequent calendar quarter, as the case may be, and each such amount shall, except as provided in the last two sentences of this Section, be the US Dollar Equivalent of such Borrowing or BA until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall notify the Company and the Lenders of each calculation of the US Dollar Equivalent of each Borrowing, BA or Letter of Credit. Notwithstanding the foregoing, for purposes of any determination of the CAM Percentages, any determination under Article V, Article VI (other than Sections 6.06 and 6.07) or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at currency exchange rates in effect on the date of such determination. For purposes of Section 6.06 and 6.07, amounts in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates used in preparing the Company’s annual and quarterly financial statements.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Tranche A Commitments. Subject to the terms and conditions set forth herein, each Tranche A Lender agrees to make Tranche A Loans denominated in US Dollars, Sterling and Euro to the Tranche A Borrowers from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (A) the aggregate Tranche A Revolving Credit Exposures exceeding the aggregate Tranche A Commitments or (B) the Tranche A Revolving Credit Exposure of any Lender exceeding its Tranche A Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Tranche A Borrowers may borrow, prepay and reborrow Tranche A Loans.

(b) Tranche B Commitments. Subject to the terms and conditions set forth herein, each Tranche B Lender agrees (i) to make Tranche B Loans denominated in US Dollars, Sterling and Euro to the Tranche B Borrowers other than the Canadian Borrowing Subsidiaries, (ii) to make Tranche B Loans denominated in US Dollars and Canadian Dollars to the Canadian Borrowing Subsidiaries and (iii) to accept and purchase drafts drawn by Canadian Borrowing Subsidiaries in Canadian Dollars as BAs, in each case from time to time during the Availability Period in an aggregate principal or face amount at any time outstanding that will not result in (A) the aggregate Tranche B Revolving Credit Exposures exceeding the aggregate Tranche B Commitments or (B) the Tranche B Revolving Credit Exposure of any Lender exceeding its Tranche B Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Tranche B Borrowers may borrow, prepay and reborrow Tranche B Loans and issue and sell drafts drawn as BAs.

(c) Tranche C Commitments. Subject to the terms and conditions set forth herein, each Tranche C Lender agrees to make Tranche C Loans denominated in US Dollars to the Tranche C Borrowers from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate Tranche C Revolving Credit Exposures exceeding the aggregate Tranche C Commitments or (ii) the Tranche C Revolving Credit Exposure of any Lender exceeding its Tranche C Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Tranche C Borrowers may borrow, prepay and reborrow Tranche B Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Tranche A Loan shall be made as part of a Tranche A Borrowing consisting of Tranche A Loans of the same Type and currency made by the Tranche A Lenders ratably in accordance with their respective Tranche A Commitments. Each Tranche B Loan shall be made as part of a Tranche B Borrowing consisting of Tranche B Loans of the same Type and currency made by the Tranche B Lenders ratably in accordance with their respective Tranche B Commitments. Each Tranche C Loan shall be made as part of a Tranche C Borrowing consisting of Tranche C Loans of the same Type made by the Tranche C Lenders ratably in accordance with their respective Tranche C Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, (i) each Borrowing denominated in US Dollars shall be comprised entirely of (A) LIBOR Loans or (B) solely in the case of any such Borrowing by a US Borrowing Subsidiary or a Canadian Borrowing Subsidiary, ABR Loans, (ii) each Borrowing denominated in Sterling shall be comprised entirely of LIBOR Loans, (iii) each Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans and (iv) each Borrowing denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Rate Loans. Each Lender at its option may make any Loan or accept and purchase any BA by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan or accept and purchase such BA; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement or the obligations of any Lender under Section 2.18.

(c) At the commencement of each Interest Period for any LIBOR Borrowing or EURIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that (i) an ABR Borrowing under any Tranche may be in an aggregate amount that is equal to the entire unused balance of the Commitments under such Tranche and (ii) a Tranche A Borrowing that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) may be in an aggregate amount equal to the amount of such LC Disbursement. At the time that each Canadian Prime Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 LIBOR Borrowings and EURIBOR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the applicable Borrower shall notify the Applicable Agent by telephone confirmed promptly by hand delivery or telecopy to such Applicable Agent of a written Borrowing Request in the form of Exhibit C or any other form approved by the Administrative Agent and signed by a Financial Officer of the Company (a) in the case of a LIBOR Borrowing denominated in US Dollars, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of a LIBOR Borrowing denominated in Sterling or a EURIBOR Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing, (c) (i) in the case of an ABR Borrowing under Tranche A, not later than 12:00 noon, Local Time, on the day of such proposed Borrowing and (ii) in the case of an ABR Borrowing under Tranche B or under Tranche C, not later than 12:00 noon, Local Time, on the day of such proposed Borrowing and (d) in the case of a Canadian Prime Rate Borrowing, not later than 1:30 pm, Local Time, one Business Day before the date of the proposed Borrowing. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing;

(ii) the Tranche under which such Borrowing is to be made;

(iii) the currency and the principal amount of such Borrowing;

(iv) the date of such Borrowing, which shall be a Business Day;

(v) the Type of such Borrowing;

(vi) in the case of a LIBOR Borrowing or a EURIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii) the Applicable Funding Account.

Any Borrowing Request that shall fail to specify any of the information required by the preceding provisions of this paragraph may be rejected by the Applicable Agent if such failure is not corrected promptly after the Applicable Agent shall give written or telephonic notice thereof to the applicable Borrower and, if so rejected, will be of no force or effect. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, any Borrower may request any Issuing Bank to issue Letters of Credit (or to amend, renew or extend outstanding Letters of Credit) denominated in US Dollars, Sterling or Euro for its own account in a form reasonably acceptable to the Administrative Agent and the applicable Issuing

Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. For all purposes of this Agreement, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder for the account of the applicable Borrower. On the Effective Date, the Lenders shall hold participations in any Existing Letter of Credit on such date in proportion to the Lenders’ respective Tranche A Percentage determined after giving effect to the amendment and restatement hereof (including the Commitment Schedule) on the Effective Date.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to an Issuing Bank and the Administrative Agent, reasonably in advance of the requested date of issuance (which shall be a day at least three Business Days in advance of the requested date of issuance), amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed US$50,000,000, (ii) the amount of the LC Exposure attributable to Letters of Credit issued by the applicable Issuing Bank will not exceed the LC Commitment of such Issuing Bank, (iii) the aggregate Tranche A Revolving Credit Exposures will not exceed the aggregate Tranche A Commitments and (iv) the Tranche A Revolving Credit Exposure of each Lender will not exceed the Tranche A Commitment of such Lender and (v) in the event the Maturity Date shall have been extended as provided in Section 2.08(e), the LC Exposures attributable to Letters of Credit expiring after any Existing Maturity Date shall not exceed the total Tranche A Commitments that have been extended to a date after the expiration date of the last of such Letters of Credit. If the Required Lenders notify the Issuing Banks that a Default exists and instruct the Issuing Banks to suspend the issuance, amendment, renewal or extension of Letters of Credit, no Issuing Bank shall issue, amend, renew or extend any Letter of Credit without the consent of the Required Lenders until such notice is withdrawn by the Required Lenders (each Lender that shall have delivered such a notice hereby agreeing promptly to withdraw it at such time as it determines that no Default exists).

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date. A Letter of Credit may provide for automatic renewals for additional periods of up to one year subject to a right on the part of the applicable Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary during a specified period in advance of any such renewal, and the failure of such Issuing Bank to give such notice by the end of such period shall for all purposes hereof be deemed an extension of such Letter of Credit; provided that in no event shall any Letter of Credit, as extended from time to time, expire after the date that is five Business Days prior to the Maturity Date without the consent of each Tranche A Lender.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Tranche A Lender, and each Tranche A Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Tranche A Percentage from time to time of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Tranche A Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Tranche A Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Tranche A Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Tranche A Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representations and warranties of the Company deemed made pursuant to Section 2.04(b) or 4.02.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement, in the currency of such LC Disbursement, not later than 2:00 p.m., New York City time, on the second Business Day immediately following the day that the Borrower receives notice of such LC Disbursement; provided that, in the case of an LC Disbursement in US Dollars the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If such Borrower fails to make such payment when due, the Administrative Agent shall notify each Tranche A Lender of the applicable LC Disbursement, the amount and currency of the payment then due from such Borrower in respect thereof and such Lender’s Tranche A Percentage thereof. Promptly following receipt of such notice, each Tranche A Lender shall pay to the Administrative Agent its Tranche A Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Tranche A Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Tranche A Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Tranche A Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Tranche A Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Tranche A Lenders and such Issuing Bank, as their interests may appear. Any payment made by a Tranche A Lender pursuant to this paragraph to reimburse such Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement; provided that no Borrower shall be required to make duplicate payments with respect to any LC Disbursement. If the applicable Borrower’s reimbursement of, or obligation to reimburse, any amounts in any currency other than US Dollars would subject the Administrative Agent, any Issuing Bank or any Tranche A Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in US Dollars, such Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Bank or the relevant Lender or (y) reimburse any LC Disbursement made in such currency in US Dollars on the date such LC Disbursement is made, in such amount as the applicable Issuing Bank shall determine in good faith would be required, based on Exchange Rates in effect on the date of reimbursement, to enable it to purchase an amount of the applicable foreign currency equal to the amount of such LC Disbursement.

(f) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, any Issuing Bank or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that nothing in this Section shall be construed to excuse an Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential, special, indirect and punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as determined by a final and non-appealable judgment of a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by fax) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at (i) in the case of any LC Disbursement denominated in US Dollars, the rate per annum then applicable to ABR Loans denominated in US Dollars and made to the Company and (ii) in the case of an LC Disbursement denominated in any other currency, a rate per annum determined by the applicable Issuing Bank (which determination will be conclusive absent manifest error) to represent its cost of funds plus the Applicable Rate (as set forth under the caption “LIBOR/EURIBOR Spread and BA Stamping Fee” in the definition of such term); provided that if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Tranche A Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Tranche A Lender to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Tranche A Lenders with LC Exposures representing more than 50% of the aggregate amount of LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, each applicable Borrower shall deposit (“Cash Collateralize”) in respect of each outstanding Letter of Credit issued for such Borrower’s account, in an account with the Applicable Agent, in the name of the Applicable Agent and for the benefit of the Tranche A Lenders and the applicable Issuing Bank, an amount in cash and in the currency of such Letter of Credit equal to the portion of the LC Exposure attributable to such Letter of Credit as of such date plus any accrued and unpaid interest thereon; provided that the obligation to Cash Collateralize shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company or any Borrower described in clause (h) or (i) of Article VII.

Each such deposit shall be held by the Applicable Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Applicable Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Applicable Agent (which will use commercially reasonable efforts to obtain a return at market rates on any such investments) and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such account shall be applied by the Applicable Agent to reimburse the applicable Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations of the Borrowers (but subject to the consent of (i) Tranche A Lenders with LC Exposures representing more than 50% of the aggregate amount of LC Exposure and (ii) in the case of any such application at a time when any Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), each Issuing Bank). If the Borrowers are required to provide cash collateral hereunder as a result of the occurrence of an Event of Default, such cash collateral (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

(j) Designation of Additional Issuing Banks. From time to time, the Company may by notice to the Administrative Agent and the Tranche A Lenders designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement (an “Issuing Bank Agreement”), which shall be in a form satisfactory to the Company and the Administrative Agent, shall set forth the LC Commitment of such Lender and shall be executed by such Lender, the Company and the Administrative Agent and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Credit Documents and (ii) references herein and in the other Credit Documents to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an Issuing Bank. The Issuing Bank Agreement of any Issuing Bank may limit the currencies in which and the Borrowers for the accounts of which such Issuing Bank will issue Letters of Credit, and any such limitations will, as to such Issuing Bank, be deemed to be incorporated in this Agreement.

(k) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank and required to be paid under Section 2.11(b). From and after the effective date of any such replacement, the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(l) Issuing Bank Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (which shall promptly provide notice to the Tranche A Lenders of the contents thereof) (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currencies and face amounts of the Letters of Credit issued, amended, renewed or extended by it and the currencies and face amounts of the Letters of Credit outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Letters of Credit issued by it without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (iii) on any Business Day on which the applicable Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

SECTION 2.05. Canadian Bankers’ Acceptances. (a) Each acceptance and purchase of BAs of a single Contract Period pursuant to Section 2.01(b) and this Section shall be made ratably by the Tranche B Lenders in accordance with the amounts of their Tranche B Commitments. The failure of any Lender to accept any BA required to be accepted by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to accept BAs as required. Each Lender at its option may accept and purchase any BA by causing any Canadian lending office or Affiliate of such Lender to accept and purchase such BA.

(b) BAs of a single Contract Period accepted and purchased on any date shall be in an aggregate amount that is an integral multiple of Cdn.$1,000,000 and not less than Cdn.$3,000,000. If any Lender’s ratable share of the BAs of any Contract Period to be accepted on any date would not be an integral multiple of Cdn.$100,000, the face amount of the BAs accepted by such Lender may be increased or reduced to the nearest integral multiple of Cdn.$100,000 by the Canadian Agent in its sole discretion. BAs of more than one Contract Period may be outstanding at the same time; provided that there shall not at any time be more than a total of ten BA Drawings outstanding at any time.

(c) To request an acceptance and purchase of BAs, a Canadian Borrowing Subsidiary shall notify the Canadian Agent of such request by telephone or by fax not later than 11:00 a.m., Local Time, two Business Days before the date of such acceptance and purchase. Each such request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or fax to the Canadian Agent of a written request in a form approved by the Canadian Agent and signed by such Canadian Borrowing Subsidiary. Each such telephonic and written request shall specify the following information:

(i) the aggregate face amount of the BAs to be accepted and purchased;

(ii) the date of such acceptance and purchase, which shall be a Business Day;

(iii) the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period” (and which shall in no event end after the Maturity Date); and

(iv) the location and number of the Canadian Borrowing Subsidiary’s account to which the proceeds of such BAs are to be disbursed.

Any request for an acceptance and purchase of BAs that shall fail to specify any of the information required by the preceding provisions of this paragraph may be rejected by the Canadian Agent if such failure is not corrected promptly after the Canadian Agent shall give written or telephonic notice thereof to the applicable Borrower and, if so rejected, will be of no force or effect. Promptly following receipt of a request in accordance with this paragraph, the Canadian Agent shall advise each Tranche B Lender of the details thereof and of the amount of BAs to be accepted and purchased by such Lender.

(d) Each Canadian Borrowing Subsidiary hereby appoints each Tranche B Lender as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, as and when deemed necessary by such Lender, blank forms of BAs, each Tranche B Lender hereby agreeing that it will not sign or endorse BAs in excess of those required in connection with BA Drawings that have been requested by the Canadian Borrowing Subsidiaries hereunder. It shall be the responsibility of each Tranche B Lender to maintain an adequate supply of blank forms of BAs for acceptance under this Agreement. Each Canadian Borrowing Subsidiary recognizes and agrees that all BAs signed and/or endorsed on its behalf by any Tranche B Lender in accordance with such Canadian Borrowing Subsidiary’s written request shall bind such Canadian Borrowing Subsidiary as fully and effectually as if manually signed and duly issued by authorized officers of such Canadian Borrowing Subsidiary. Each Tranche B Lender is hereby authorized to issue such BAs endorsed in blank in such face amounts as may be determined by such Lender; provided that the aggregate face amount thereof is equal to the aggregate face amount of BAs required to be accepted by such Lender in accordance with such Canadian Borrowing Subsidiary’s written request. No Tranche B Lender shall be liable for any damage, loss or claim arising by reason of any loss or improper use of any such instrument unless such loss or improper use results from the gross negligence or willful misconduct of such Lender. Each Tranche B Lender shall maintain a record with respect to BAs (i) received by it from the Canadian Agent in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder and (iv) canceled at their respective maturities. Each Tranche B Lender further agrees to retain such records in the manner and for the periods provided in applicable provincial or federal statutes and regulations of Canada and to provide such records to each Canadian Borrowing Subsidiary upon its request and at its expense. Upon request by any Canadian Borrowing Subsidiary, a Lender shall cancel all forms of BA that have been pre-signed or pre-endorsed on behalf of such Canadian Borrowing Subsidiary and that are held by such Lender and are not required to be issued pursuant to this Agreement.

(e) Drafts of each Canadian Borrowing Subsidiary to be accepted as BAs hereunder shall be signed as set forth in paragraph (d) above. Notwithstanding that any Person whose signature appears on any BA may no longer be an authorized signatory for any of the Lenders or such Canadian Borrowing Subsidiary at the date of issuance of such BA, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such BA so signed and properly completed shall be binding on such Canadian Borrowing Subsidiary.

(f) Upon acceptance of a BA by a Lender, such Lender shall purchase such BA from the applicable Canadian Borrowing Subsidiary at the Discount Rate for such Lender applicable to such BA accepted by it and provide to the Canadian Agent the Discount Proceeds for the account of such Canadian Borrowing Subsidiary as provided in Section 2.06. The acceptance fee payable by the applicable Canadian Borrowing Subsidiary to a Lender under Section 2.11 in respect of each BA accepted by such Lender shall be set off against the Discount Proceeds payable by such Lender under this paragraph. Notwithstanding the foregoing, in the case of any BA Drawing resulting from the conversion or continuation of a BA Drawing or Borrowing pursuant to Section 2.07, the net amount that would otherwise be payable to such Borrower by each Lender pursuant to this paragraph will be applied as provided in Section 2.07(f).

(g) Each Tranche B Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all BA’s accepted and purchased by it (it being understood that no such sale, rediscount or disposition shall constitute an assignment or participation of any Commitment hereunder).

(h) Each BA accepted and purchased hereunder shall mature at the end of the Contract Period applicable thereto.

(i) Subject to applicable law, each Canadian Borrowing Subsidiary waives presentment for payment and any other defense to payment of any amounts due to a Tranche B Lender in respect of a BA accepted and purchased by it pursuant to this Agreement that might exist solely by reason of such BA being held, at the maturity thereof, by such Lender in its own right, and each Canadian Borrowing Subsidiary agrees not to claim any days of grace if such Lender as holder sues such Canadian Borrowing Subsidiary on the BA for payment of the amounts payable by such Canadian Borrowing Subsidiary thereunder. On the last day of the Contract Period of a BA, or such earlier date as may be required pursuant to the provisions of this Agreement, the applicable Canadian Borrowing Subsidiary shall pay the Lender that has accepted and purchased such BA the full face amount of such BA, and after such payment such Canadian Borrowing Subsidiary shall have no further liability in respect of such BA and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such BA.

(j) At the option of each Canadian Borrowing Subsidiary and any Lender, BAs under this Agreement to be accepted by that Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section.

(k) If a Tranche B Lender is not a chartered bank under the Bank Act (Canada) or if a Tranche B Lender notifies the Canadian Agent in writing that it is otherwise unable to accept BAs, such Lender will, instead of accepting and purchasing any BAs, make a Loan (a “BA Equivalent Loan”) to the applicable Canadian Borrowing Subsidiary in the amount and for the same term as each draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such Lender will provide to the Canadian Agent the Discount Proceeds of such BA Equivalent Loan for the account of the applicable Canadian Borrowing Subsidiary in the same manner as such Lender would have provided the Discount Proceeds in respect of the draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such BA Equivalent Loan will bear interest at the same rate that would result if such Lender had accepted (and been paid an acceptance fee) and purchased (on a discounted basis) a BA for the relevant Contract Period (it being the intention of the parties that each such BA Equivalent Loan shall have the same economic consequences for the Lenders and the applicable Canadian Borrowing Subsidiary as the BA that such BA Equivalent Loan replaces). All such interest shall be paid in advance on the date such BA Equivalent Loan is made, and will be deducted from the principal amount of such BA Equivalent Loan in the same manner in which the Discount Proceeds of a BA would be deducted from the face amount of the BA. Subject to the repayment requirements of this Agreement, on the last day of the relevant Contract Period for such BA Equivalent Loan, the applicable Canadian Borrowing Subsidiary shall be entitled to convert each such BA Equivalent Loan into another type of Loan, or to roll over each such BA Equivalent Loan into another BA Equivalent Loan, all in accordance with the applicable provisions of this Agreement.

(l) Notwithstanding any provision hereof, the Borrowers may not prepay any BA Drawing other than on the last day of its Contract Period.

(m) For greater certainty, all provisions of this Agreement that are applicable to BAs shall also be applicable, mutatis mutandis, to BA Equivalent Loans.

SECTION 2.06. Funding of Borrowings and BA Drawings. (a) Each Lender shall make each Loan to be made by it hereunder and disburse the Discount Proceeds (net of applicable acceptance fees) of each BA to be accepted and purchased by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 2:00 p.m., Local Time, to the account of the Applicable Agent most recently designated by such Applicable Agent for such purpose by notice to the Lenders. The Applicable Agent will make such Loan proceeds or Discount Proceeds available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the Applicable Funding Account of such Borrower; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing or acceptance and purchase of BAs that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing or the applicable Discount Proceeds (net of applicable acceptance fees), the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing or the applicable

Discount Proceeds (net of applicable acceptance fees) available to the Applicable Agent, then the applicable Lender and such Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan or the applicable Discount Rate and pro-rated acceptance fee, as the case may be.

SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing or a EURIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Each BA Drawing shall have a Contract Period as specified in the applicable request therefor. Thereafter, the applicable Borrower may elect to convert such Borrowing or BA Drawing to a Borrowing of a different Type (to the extent such Type is available for the applicable currency under Section 2.02(b)) or, in the case of a Borrowing in Canadian Dollars, a BA Drawing, or to continue such Borrowing or BA Drawing and, in the case of a LIBOR Borrowing or a EURIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement, it being understood that no BA Drawing may be converted or continued other than at the end of the Contract Period applicable thereto. A Borrower may elect different options with respect to different portions of an affected Borrowing or BA Drawing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing or accepting the BAs comprising such BA Drawing, as the case may be, and the Loans or BAs resulting from an election made with respect to any such portion shall be considered a separate Borrowing or BA Drawing.

(b) To make an election pursuant to this Section, a Borrower shall notify the Applicable Agent of such election by telephone (i) in the case of an election that would result in a Borrowing, by the time and date that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election, and (ii) in the case of an election that would result in a BA Drawing or the continuation of a BA Drawing, by the time and date that a request would be required under Section 2.05 if such Borrower were requesting an acceptance and purchase of BAs to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery to the Applicable Agent (with a copy to the Administrative Agent if such Applicable Agent shall be the Canadian Agent) of a written Interest Election Request in a form approved by the Administrative Agent and signed by a Financial Officer on behalf of the applicable Borrower. Notwithstanding any other provision of this Section, a Borrower shall not be permitted to (i) change the currency of any Borrowing or BA Drawing, (ii) elect an Interest Period for LIBOR Loans or EURIBOR Loans that does not comply with Section 2.02(d) or any Contract Period for a BA Drawing that does not comply with Section 2.05 or (iii) convert any Borrowing or BA Drawing to a Borrowing or BA Drawing not available to such Borrower under the Class of Commitments pursuant to which such Borrowing or BA Drawing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing or BA Drawing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing or BA Drawing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing or BA Drawing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) in the case of an election resulting in a Borrowing, the Type of the resulting Borrowing; and

(iv) in the case of an election resulting in a Borrowing, if the resulting Borrowing is to be a LIBOR Borrowing or a EURIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”, and in the case of an election resulting in a BA Drawing, the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period”.

If any such Interest Election Request requests a LIBOR or EURIBOR Borrowing or a BA Drawing but does not specify an Interest Period or Contract Period, then the Borrower shall be deemed to have selected, as applicable, an Interest Period of one month’s duration or a Contract Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing or BA Drawing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to an ABR Borrowing, a LIBOR Borrowing denominated in US Dollars and made to a US Borrowing Subsidiary or a Canadian Borrowing Subsidiary or a BA Drawing prior to the end of the Interest Period or Contract Period applicable thereto, then, unless such Borrowing or BA Drawing is repaid as provided herein at the end of such Interest Period or Contract Period, (i) in the case of a LIBOR Borrowing denominated in US Dollars and made to a US Borrowing Subsidiary or a Canadian Borrowing Subsidiary, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a BA Drawing, such BA Drawing shall be converted to a Canadian Prime Rate Borrowing, at the end of such Interest Period or Contract Period. If the applicable Borrower fails to deliver an Interest Election Request with respect to any LIBOR Borrowing or EURIBOR Borrowing not referred to in the immediately preceding sentence by the third Business Day preceding the end of the Interest Period applicable thereto, and does not, by such third Business Day, notify the Applicable Agent pursuant to Section 2.10 that it will prepay such Borrowing at the end of such Interest Period, then such Borrowing will be converted or continued at the end of such Interest Period as a LIBOR Borrowing or EURIBOR Borrowing, as the case may be, with an Interest Period of one month’s duration.

(f) Upon the conversion of any Borrowing (or portion thereof), or the continuation of any BA Drawing (or portion thereof), to or as a BA Drawing, the net amount that would otherwise be payable to a Borrower by each Lender pursuant to Section 2.05(f) in respect of such new BA Drawing shall be applied against the principal of such Borrowing (in the case of a conversion) or the reimbursement obligation owed to such Lender under Section 2.05(i) in respect of the BAs accepted by such Lender as part of such maturing BA Drawing (in the case of a continuation), and such Borrower shall pay to such Lender an amount equal to the difference between the principal amount of such Loan or the aggregate face amount of such maturing BAs, as the case may be, and such net amount.

(g) Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing denominated in US Dollars and made to a US Borrowing Subsidiary or a Canadian Borrowing Subsidiary may be converted to or continued as a LIBOR Borrowing, and no Borrowing or BA Drawing denominated in Canadian Dollars may be converted to or continued as a BA Drawing, and (ii) (A) each LIBOR Borrowing denominated in US Dollars and made to a US Borrowing Subsidiary or a Canadian Borrowing Subsidiary shall, unless repaid, be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (B) each BA Drawing shall, unless repaid, be converted to a Canadian Prime Rate Borrowing at the end of the Contract Period applicable thereto and (C) each other LIBOR Borrowing or EURIBOR Borrowing shall, unless repaid by the third Business Day prior to the end of the Interest Period applicable thereto, be continued as a LIBOR Borrowing or EURIBOR Borrowing, as the case may be, with an Interest Period of one month’s duration.

SECTION 2.08. Termination, Reduction, Extension and Increase of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments of any Tranche; provided that (i) each reduction of the Commitments of any Tranche shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, in each case for Borrowings denominated in US Dollars and (ii) the Company shall not terminate or reduce the Commitments of any Tranche if, after giving effect to such termination or reduction and to any concurrent payment or prepayment of Loans, BAs or LC Disbursements, the aggregate amount of Revolving Credit Exposures under such Tranche would exceed the aggregate amount of Commitments of such Tranche.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under any Tranche under paragraph (b) of this Section at least two Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the other Agents and the applicable Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments under any Tranche may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked or extended by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied or the effectiveness of such other credit facilities is delayed. Any termination or reduction of the Commitments under any Tranche shall, once effective, be permanent. Each reduction of the Commitments under any Tranche shall be made ratably among the applicable Lenders in accordance with their Commitments under such Tranche.

(d) The Company may at any time and from time to time, by written notice to the Administrative Agent (which shall promptly deliver a copy to each of the other Agents and each of the Lenders), request that the Tranche A Commitments, Tranche B Commitments and/or Tranche C Commitments be increased. Such notice shall set forth the amount of the requested increase in the Tranche A Commitments, Tranche B Commitments and/or Tranche C Commitments and the date on which such increase is requested to become effective (which shall be not less than 30 days or more than 100 days after the date of such notice), and shall offer each Lender the opportunity to increase its Commitment by its Tranche A Percentage, Tranche B Percentage or Tranche C Percentage, as the case may be, of the proposed increased amount. Each Lender shall, by notice to the Company and the Administrative Agent given not more than 15 days after the date of the Company’s notice, either agree to increase its Commitment by all or a portion of the offered amount or decline to increase its Commitment (and any Lender that does not deliver such a notice within such period of 15 days shall be deemed to have declined to increase its Commitment). If a Lender agrees to increase its Commitment by only a portion of the offered amount, such portion shall be least $5,000,000 less than the offered amount. In the event that, on the 15th day after the Company shall have delivered a notice pursuant to the first sentence of this paragraph, the applicable Lenders shall have agreed pursuant to the preceding sentence to increase their Commitments by an aggregate amount less than the increase in the total Commitments requested by the Company, the Company may arrange for one or more Lenders or other Eligible Assignees (any such financial institution referred to in this Section being called an “Increasing Lender”) to extend Commitments or increase their existing Commitments in an aggregate amount equal to the unsubscribed amount; provided that (i) the new Commitments and increases in existing Commitments pursuant to this paragraph shall not be greater than US$200,000,000 in the aggregate during the term of this Agreement and shall not be less than US$25,000,000 (or any portion of such US$200,000,000 aggregate amount remaining unused) for any such increase, (ii) each Increasing Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and each Issuing Bank (which approval shall not be unreasonably withheld) and (iii) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form satisfactory to the Administrative Agent and the Borrower (an “Accession Agreement”). New Commitments and increases in Commitments shall become effective on the date specified in the applicable notice delivered pursuant to this paragraph (but not prior to the third Business Day after the delivery of such notice to the Administrative Agent). Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party, (i) such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder and (ii) Schedule 2.01 shall be deemed to have been amended to reflect the Commitment or Commitments of such Increasing Lender as provided in such Accession Agreement. Notwithstanding the foregoing, (i) no Lender shall be required to increase its Commitment unless it shall agree to such increase in its sole discretion, (ii) any increase in the Commitment of a Lender pursuant to this paragraph shall not require the consent of any other Lender and (iii) no increase in the Commitments (or in the Commitment of any Lender) pursuant to this paragraph shall become effective unless (A) the Administrative Agent shall have received documents consistent with those delivered under Section 4.01(b) and (c), giving effect to such increase and (B) on the effective date of such increase, the representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects (or, in the case of representations and warranties qualified by materiality or Material Adverse Effect, in all respects and, to the extent such representations and warranties are expressly stated to have been made as of a specific date, as of such date) (with references to financial statements therein being deemed to refer to the financial statements most recently delivered by the Company under Section 5.01(a) or 5.01(b)) and no Default shall have occurred and be continuing, and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company. Following any extension of new Commitments of any Tranche or increases in existing Commitments of any Tranche pursuant to this paragraph, any Loans outstanding under such Tranche prior to the effectiveness of such increase or extension may continue outstanding until the ends of the respective Interests Periods applicable thereto, and shall then be either repaid or refinanced with new Loans under such Tranche made pursuant to Section 2.01. On the effective date of any increase in the Tranche B Commitments pursuant to this paragraph, the applicable Borrowers and Lenders shall take such actions (including making and receiving payments), if any, as the Administrative Agent shall specify in order that the extensions of credit represented by any outstanding BAs may be held by the Tranche B Lenders ratably in proportion to their Tranche B Commitments; provided that if the Administrative Agent does not specify any such actions, such outstanding BAs will continue outstanding for the duration of the applicable Contract Periods and the applicable Borrowers’ reimbursement obligations under Section 2.05(i) will continue to be owed to the Lenders that accepted and purchased such BAs.

(e) The Company may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy to each of the other Agents and the Lenders) not less than 30 days and not more than 60 days prior to any anniversary of the Closing Date, request that the Lenders extend the Maturity Date for an additional period of one year; provided that there shall be no more than two extensions of the Maturity Date pursuant to this paragraph. Each Lender shall, by notice to the Company and the Administrative Agent given not more than 20 days after the date of the Administrative Agent’s receipt of the Company’s Maturity Date Extension Request, advise the Company whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender”, and each Lender declining to agree to a requested extension being called a “Declining Lender”). Any Lender that has not so advised the Company and the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender. If Lenders constituting at least the Required Lenders shall have agreed to a Maturity Date Extension Request, then the Maturity Date shall, as to the Consenting Lenders, be extended to the first anniversary of the Maturity Date theretofore in effect. The decision to agree or withhold agreement to any Maturity Date Extension Request shall be at the sole discretion of each Lender. The Commitment of any Declining Lender shall terminate on the Maturity Date in effect prior to giving effect to any such extension (such Maturity Date being called the “Existing Maturity Date”). The principal amount of any outstanding Loans made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Declining Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date the Borrowers shall also make such other prepayments of their Loans pursuant to Section 2.10 as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Declining Lenders pursuant to this sentence, (i) the aggregate Tranche A Revolving Credit Exposures will not exceed the aggregate Tranche A Commitments, (ii) the aggregate Tranche B Revolving Credit Exposures will not exceed the aggregate Tranche B Commitments and (iii) the aggregate Tranche C Revolving Credit Exposures will not exceed the aggregate Tranche C Commitments. Upon the payment of all outstanding Loans and other amounts payable to a Declining Lender pursuant to the foregoing sentence, such Declining Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 11.03. Notwithstanding the foregoing provisions of this paragraph, the Company shall have the right, pursuant to and in accordance with Sections 2.18 and 11.04, at any time prior to the Existing Maturity Date, to replace a Declining Lender with an Eligible Assignee that will agree to the applicable Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender. Notwithstanding the foregoing, no extension of the Maturity Date pursuant to this paragraph shall become effective unless (i) the Administrative Agent shall have received documents consistent with those described in Section 4.01(b) and (c), giving effect to such extension and (ii) on the effective date of such extension, the representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects (or, in the case of representations and warranties qualified by materiality or Material Adverse Effect, in all respects and, to the extent such representations and warranties are expressly stated to have been made as of a specific date, as of such date) (with references to financial statements therein being deemed to refer to the financial statements most recently delivered by the Company under Section 5.01(a) or 5.01(b)) and no Default shall have occurred and be continuing, and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company.

SECTION 2.09. Repayment of Loans and BAs; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Applicable Agent for the account of each Lender the then unpaid principal amount of each Loan of such Borrower on the Maturity Date and the face amount of each BA, if any, accepted by such Lender as provided in Section 2.05. Each Borrower will pay the principal amount of each Loan or BA made to or drawn by such Borrower and the accrued interest on such Loan in the currency of such Loan or BA.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made or BA accepted and purchased by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made and BA accepted and purchased hereunder, the Class and Type of each such Loan and, in the case of any LIBOR or EURIBOR Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by any Agent hereunder for the account of the Lenders or any of them and each Lender’s share thereof. The London Agent and the Canadian Agent shall furnish to the Administrative Agent, promptly after the making of any

Loan or Borrowing or the acceptance and purchase of any BAs with respect to which it is the Applicable Agent or the receipt of any payment of principal or interest with respect to any such Loan or Borrowing or any such BAs, information with respect thereto that will enable the Administrative Agent to maintain the accounts referred to in the preceding sentence.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it to any Borrower be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably acceptable to the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Prepayment of Loans. (a) Any Borrower shall have the right at any time and from time to time to prepay, without premium or penalty, any Borrowing of such Borrower in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section and subject to Section 2.15.

(b) If the aggregate Revolving Credit Exposures under any Tranche shall exceed the aggregate Commitments under such Tranche, then (i) on the last day of any Interest Period for any LIBOR Borrowing or EURIBOR Borrowing, and the last day of any Contract Period for any BA Drawing, under such Tranche and (ii) on each other date on which any ABR Borrowing or Canadian Prime Rate Borrowing shall be outstanding under such Tranche, the applicable Borrowers shall prepay Loans under such Tranche in an aggregate amount equal to the lesser of (A) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Loans or payment of BAs on such day) and (B) the amount of the applicable Borrowings or BA Drawings referred to in clause (i) or (ii), as applicable. If the aggregate amount of the Revolving Credit Exposures under any Tranche on any day shall exceed 105% of the aggregate Commitments under such Tranche, then the applicable Borrowers shall, within three Business Days, prepay one or more Borrowings under such Tranche in an aggregate principal amount sufficient to eliminate such excess.

(c) Prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

(d) The applicable Borrower shall notify the Applicable Agent by a fax notice signed by a Financial Officer on behalf of the applicable Borrower of any prepayment of a Borrowing hereunder (i) in the case of a LIBOR Borrowing denominated in US Dollars, not later than 11:00 a.m., Local Time, three Business Days before the date of such prepayment (or, in the case of a prepayment under paragraph (b) above, as soon thereafter as practicable), (ii) in the case of a LIBOR Borrowing denominated in Sterling or a EURIBOR Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of such prepayment (or, in the case of a prepayment under paragraph (b) above, as soon thereafter as practicable), (iii) in the case of an ABR Borrowing, not later than 11:00 a.m., Local Time, on the date of such prepayment and (d) in the case of a Canadian Prime Rate Borrowing, not later than 11:00 a.m., Local Time, on the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked or extended if such notice of termination is revoked or extended in accordance with Section 2.08(c). Promptly following receipt of any such notice, the Applicable Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.

SECTION 2.11. Fees. (a) The Company agrees to pay to the Administrative Agent, in US Dollars, for the account of each Lender, a facility fee, which shall accrue at the Applicable Rate (as set forth under the caption “Facility Fee Rate” in the definition of such term) on the daily amount of each Commitment of such Lender, whether used or unused, during the period from and including the Closing Date to but excluding the date on which such Commitment expires or is terminated; provided that if any Lender continues to have any Revolving Credit Exposure under any Tranche after its Commitment of such Tranche terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure under such Tranche from and including the date on which such Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure under such Tranche. Accrued facility fees shall be payable in arrears on the last day of each March, June, September and December, commencing on the first such date to occur after the date hereof, and, with respect to the Commitments of any Tranche, on the date on which the Commitments of such Tranche shall terminate; provided that any facility fees accruing on the Revolving Credit Exposure under any Tranche after the date on which the Commitments of such Tranche terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Tranche A Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate (as set forth under the caption “LIBOR/EURIBOR Spread and BA Stamping Fee” in the definition of such term) used to determine the interest rate applicable to LIBOR Loans, on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Tranche A Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the portion of the daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank, during the period from and including the Effective Date to but excluding the later of the date of termination of the Tranche

A Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued or becoming payable in respect of Letters of Credit issued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Tranche A Commitments terminate and any such fees accruing after the date on which the Tranche A Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Each Canadian Borrowing Subsidiary agrees to pay to the Canadian Agent, for the account of each Tranche B Lender, on each date on which BAs drawn by such Canadian Borrowing Subsidiary are accepted and purchased hereunder, in Canadian Dollars, an acceptance fee computed by multiplying the aggregate face amount of the BAs accepted by such Lender on such date by the product of (i) the Applicable Rate (as set forth under the caption “LIBOR/EURIBOR Spread and BA Stamping Fee” in the definition of such term) on such date and (ii) a fraction, the numerator of which is the number of days in the Contract Period applicable to such BAs and the denominator of which is 365.

(d) The Company agrees to pay to the Agents, for their own accounts, fees payable in the amounts and at the times separately agreed upon between the Company and the Agents.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent, to the Issuing Banks (in the case of fees payable to them) or to the Canadian Agent (in the case of fees referred to in paragraph (c) of this Section) for distribution (i) in the case of facility fees, to the Lenders, (ii) in the case of the participation fees, to the Tranche A Lenders and (iii) in the case of acceptance fees, to the Tranche B Lenders. All fees payable hereunder to any Issuing Bank under clause (ii) of paragraph (b) above shall be payable to the office or offices specified by such Issuing Bank for the payment of such fees and will be made by the Company from locations in Guernsey or another jurisdiction under the laws of which no withholding or similar tax will be applicable to such payments. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate (as set forth under the caption “ABR/Canadian Prime Rate Spread”).

(b) The Loans comprising each LIBOR Borrowing shall bear interest at (i) in the case of Loans denominated in US Dollars, the Adjusted LIBO Rate, and (ii) in the case of Loans denominated in Sterling, the LIBO Rate, in each case for the Interest Period in effect for such Borrowing plus the Applicable Rate (as set forth under the caption “LIBOR/EURIBOR Spread and BA Stamping Fee” in the definition of such term).

(c) The Loans comprising each EURIBOR Borrowing shall bear interest at the EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate (as set forth under the caption “LIBOR/EURIBOR Spread and BA Stamping Fee” in the definition of such term).

(d) The Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate (as set forth under the caption “ABR/Canadian Prime Rate Spread”).

(e) Notwithstanding the foregoing, if any principal of or interest on any Loan or BA, any LC Disbursement or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, BA or any LC Disbursement, 2% per annum plus the interest rate or discount rate otherwise applicable to such Loan, BA or LC Disbursement as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Loans in US Dollars as provided in paragraph (a) of this Section.

(f) Accrued interest on each Loan under any Tranche shall be payable in arrears on each Interest Payment Date for such Loan and upon the termination of the Commitments of such Tranche; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan or a Canadian Prime Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan or EURIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.

(g) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling, (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and (iii) interest on Canadian Prime Rate Borrowings and acceptance fees shall each be computed on the basis of a year of 365 days (or, in the case of ABR Borrowings and Canadian Prime Rate Borrowings, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted LIBO Rate, LIBO Rate, EURIBO Rate, Alternate Base Rate or Canadian Prime Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.

(h) The rates of interest provided for in this Agreement, insofar as they apply to Swiss Borrowing Subsidiaries, are subject to adjustment as provided in this paragraph. When entering into this Agreement, the parties have assumed that the interest payable at the rates set out in this Section or in other Sections of this Agreement is not and will not become subject to the Swiss Withholding Tax. Notwithstanding that the parties do not anticipate that any payment of interest will be subject to the Swiss Withholding Tax, they agree that, in the event that (i) the Swiss Withholding Tax should be imposed on interest payments by any Swiss Borrowing Subsidiary and (ii) such Swiss Borrowing

Subsidiary is unable, by reason of the Swiss Withholding Tax Act, to comply with Section 2.16, the interest rate on such payments due by such Swiss Borrowing Subsidiary, including limitations therein, shall be increased in such a way that the amount of interest effectively paid to each Lender corresponds to an amount which (after making any deduction of the Non-Refundable Portion (as defined below) of the Swiss Withholding Tax) equals the payment which would have been due had no deduction of Swiss Withholding Tax been required. For the purposes of this Section, “Non-Refundable Portion” shall mean Swiss Withholding Tax at the standard rate (being, as at the date hereof, 35%) unless a tax ruling issued by the Swiss Federal Tax Administration confirms that, in relation to a specific Lender based on an applicable double tax treaty, the Non-Refundable Portion is a specified lower rate in which case such lower rate shall be applied in relation to such Lender. The applicable Swiss Borrowing Subsidiaries and the Lenders shall promptly co-operate in completing any procedural formalities (including submitting forms and documents required by the Swiss or foreign tax authorities) to the extent possible and necessary (i) for the applicable Swiss Borrowing Subsidiary to obtain the tax ruling from the Swiss Federal Tax Administration and (ii) for the Lenders to claim a refund of any Swiss Withholding Tax so deducted. To the extent the Swiss Federal Tax Administration issues the tax ruling only after payments subject to Swiss Withholding Tax were to be made so that the Non-Refundable Portion applied for the purpose of such payments is higher than according to the later ruling confirmation, the Applicable Agent agrees to file the aforementioned documents as required by law or applicable double taxation treaties for the Lenders to (i) claim a refund of Swiss Withholding Tax and (ii) once paid out by the Swiss Federal Tax Administration, pay the refund to the applicable Swiss Borrowing Subsidiary.

(i) No Swiss Borrowing Subsidiary shall be required to pay any additional amount to a Lender pursuant to Section 2.12(h) as a result of such Lender having breached (i) Section 2.16(h) or (ii) the requirements for or limitations on transfers of interests under Section 11.04.

SECTION 2.13. Alternate Rate of Interest; Illegality. (a) If prior to the commencement of any Interest Period for a LIBOR Borrowing or a EURIBOR Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate or the EURIBO Rate, as the case may be (including, without limitation, because the applicable Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii) the Administrative Agent is advised by a majority in interest of the Lenders that would make Loans as part of such Borrowing that the Adjusted LIBO Rate, the LIBO Rate or the EURIBO Rate, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans included in such Borrowing for such Interest Period;

then, subject to paragraph (b) of this Section, the Administrative Agent shall give notice thereof to the applicable Borrower and the applicable Lenders by telephone or fax as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (I) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an affected LIBOR Borrowing or EURIBOR Borrowing, as the case may be, shall be ineffective, (II) any affected LIBOR Borrowing or EURIBOR Borrowing that is requested to be continued shall (A) if denominated in US Dollars and made by a US Borrowing Subsidiary or a Canadian Borrowing Subsidiary, be continued as an ABR Borrowing, or (B) otherwise, be continued as a Borrowing bearing interest at a rate equal to the sum of (1) a rate per annum determined by the Administrative Agent from time to time to be sufficient to cover the funding cost of each Lender in connection with such Borrowing plus (2) Applicable Rate (as set forth under the caption “LIBOR/EURIBOR Spread and BA Stamping Fee” in the definition of such term) and (III) any Borrowing Request for an affected LIBOR Borrowing or a EURIBOR Borrowing shall (A) if denominated in US Dollars and made by a US Borrowing Subsidiary or a Canadian Borrowing Subsidiary, be deemed a request for an ABR Borrowing, or (B) otherwise, be ineffective.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) of this Section have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in such clause (a)(i) have not arisen but the supervisor for the administrator of the applicable Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the applicable Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to that based on the applicable Screen Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans of the applicable currency and Type at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 11.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of clause (a) of this Section, only to the extent the applicable Screen Rate for such Interest Period is not available or published at such time on a current basis), clauses (I), (II) and (III) of clause (a) of this Section shall be applicable. Notwithstanding the foregoing, if any alternate rate of interest established pursuant to this clause (b) (without giving effect to the Applicable Rate or any alternative spread that may have been agreed upon over the applicable Lenders’ deemed cost of funds) shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

(c) Notwithstanding any other provision of this Agreement, if it becomes unlawful for any Lender, any Affiliate of a Lender or its or their applicable Lending Office to perform its obligations hereunder to make Loans in any currency or to any Borrower, then such Lender shall notify the Applicable Agent thereof and the obligation of such Lender to make such Loans shall be suspended until such Lender shall notify the Applicable Agent, and the Applicable Agent shall notify the Company and the other Lenders, that the circumstances causing such suspension no longer exist (which notice shall be given promptly after such Lender shall become aware that the circumstances causing such suspension no longer exist).

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or, in the case of Letters of Credit, participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender, any Issuing Bank or the London, European or Canadian interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans or EURIBOR Loans made by or any acceptance and purchase of BAs by such Lender or any Letter of Credit or participations therein; or

(iii) subject any Lender, any Issuing Bank or any Agent to any Taxes (other than Indemnified Taxes and Excluded Taxes or Swiss Withholding Tax) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to any Lender or Issuing Bank of making or maintaining any Loan or accepting and purchasing any BAs (or of maintaining its obligation to make any such Loan or to accept and purchase any such BAs) or participating in, issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by any Lender, Issuing Bank or Agent hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender, Issuing Bank or Agent, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or Agent, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines in good faith that any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or BAs accepted and purchased by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender, Issuing Bank or Agent setting forth the amount or amounts necessary to compensate such Lender, Issuing Bank or Agent or its holding company, as the case may be, and the manner in which such amount or amounts have been calculated, as specified in paragraph (a) or (b) of this Section, shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay or cause the applicable Borrower to pay such Lender, Issuing Bank or Agent, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender, Issuing Bank or Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, Issuing Bank’s or Agent’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender, Issuing Bank or Agent pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, Issuing Bank or Agent, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s, Issuing Bank’s or Agent’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Payments of any amounts due under this Section shall be without duplication of any payments required to be made under Section 2.15, 2.16 or 2.20. To the extent payment of any amount due under this Section is also required under one or more of Sections 2.15, 2.16 and 2.20, such payment will be due only under Section 2.16 or, if not within the scope of Section 2.16, under any one other Section as the payee may elect.

(f) Notwithstanding the foregoing provisions of this Section, each Lender will make claims under this Section in respect (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act or requests, rules, guidelines or directives thereunder or issued in connection therewith or (ii) requests, rules guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor similar authority) or other financial regulatory authorities, in each case pursuant to Basel III or CRD IV, only if such Lender represents that it is the general policy or practice of such Lender to make such claims under comparable credit facilities containing yield protection provisions that permit it to make such claims.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan or any EURIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan or any EURIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan or any EURIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether any such notice may be revoked or extended under Section 2.10(d) and is revoked or extended in accordance therewith) or (d) the assignment of any LIBOR Loan or any EURIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.18 or the CAM Exchange, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense (but not for any lost profit) attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, LIBO Rate or the EURIBO Rate, as the case may be, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest that would accrue on such principal amount or the Discount Proceeds applicable to such BA for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London or European interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Payments of any amounts due under this Section shall be without duplication of any payments required to be made under Section 2.14, 2.16 or 2.20. To the extent payment of any amount due under this Section is also required under one or more of Sections 2.14, 2.16 and 2.20, such payment will be due only under Section 2.16 or, if not within the scope of Section 2.16, under any one other Section as the payee may elect.

SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of a Credit Party hereunder or under any other Credit Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, however, that if any Credit Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) each Agent, Lender and Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions and (iii) such Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law (and, for the avoidance of doubt, the net remittance and refund procedures as set out in Section 2.12(h) shall apply). Notwithstanding the foregoing, with respect to Swiss Withholding Tax only, no Swiss Borrowing Subsidiary shall be required to pay any additional amount to any Lender pursuant to this Section 2.16(a) to compensate for a Tax or Other Tax payable because such Lender has breached (A) Section 2.16(h) and/or (B) the requirements for or limitations on transfers of interests under Section 11.04.

(b) In addition, but without duplication, the Credit Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) (i) Each Credit Party shall indemnify each Agent, Lender and Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, Lender or Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Credit Party hereunder or under any other Credit Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability delivered to the Company by an Agent, Lender or Issuing Bank, or by the Administrative Agent on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error. Such Agent, Lender or Issuing Bank shall use commercially reasonable efforts to cooperate with such Credit Party, at such Credit Party’s expense, to contest any Indemnified Taxes or Other Taxes imposed on or with respect to payments made to or by such Agent, Lender or Issuing Bank and indemnified by such Credit Party that such Credit Party reasonably believes were not correctly or legally imposed or asserted by the relevant Governmental Authority.

(ii) Each Lender shall severally indemnify each Agent, within 10 days after demand therefor, for (A) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified such Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(k) relating to the maintenance of a Participant Register and (C) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by such Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by an Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender hereunder or under any other Credit Document or otherwise payable by such Agent to the Lender from any other source against any amount due to such Agent under this paragraph (c)(ii). For the avoidance of doubt, nothing in this paragraph (c)(ii) shall increase the obligations of any Borrower under this Section 2.16.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Credit Party to a Governmental Authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of any jurisdiction in which a Borrower to which such Lender may be required to make Loans hereunder is resident or located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company and the applicable Borrower (if not the Company), with a copy to the Administrative Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate; provided, other than in the case of any exemption or reduction on which such Lender shall have been relying at the time it became a Lender or as to which such Lender becomes actually aware after such time, that such Lender has received written notice from the Company advising it of the availability of such exemption or reduction and containing all applicable documentation (together with English translations thereof, if requested by such Lender). Each Lender shall promptly notify the Company at any time it determines that it is no longer in a position to provide any such previously delivered documentation to the Company.

(ii) Without limiting the generality of the foregoing paragraph, if a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Applicable Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Applicable Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Applicable Agent as may be necessary for the Borrower and the Applicable Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (e)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(f) If the Administrative Agent or a Lender determines, in its good faith judgment (which shall be conclusive absent manifest error), that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or other Person. To the extent this Section 2.16(f) otherwise applies, the relevant Agent or Lender and the relevant Credit Party will cooperate to pursue any applicable refund, if necessary.

(g) Payments of any amounts due under this Section shall be without duplication of any payments required to be made under Section 2.14, 2.15 or 2.20. To the extent payment of any amount due under this Section is also required under one or more of Sections 2.14, 2.15 and 2.20, such payment will be due only under this Section or, if not within the scope of this Section, under any one other Section as the payee may elect.

(h) Each Lender that is a Lender as of the Effective Date confirms that, as of the Effective Date such Lender is a Qualifying Bank. Each person that shall become a Lender after the Effective Date confirms that as of the date such person becomes a Lender it is (i) a Qualifying Bank or (ii) one single creditor for the purposes of the Swiss Withholding Tax Rules. If any Lender that is initially a Qualifying Bank ceases to be a Qualifying Bank, any resulting Swiss Withholding Tax imposed on such Lender will be for that Lender’s account. The Company shall ensure that at any time when the Borrowing Subsidiaries include one or more Swiss Subsidiary Borrowers, each Swiss Subsidiary Borrower will comply, insofar as compliance depends on the Company’s acting or refraining from acting, with the Swiss Withholding Tax Rules. For purposes of compliance with the immediately preceding sentence in respect of Swiss Twenty Non-Bank Rule, the Company shall assume for the purposes of determining the total number of creditors which are Non-Qualifying Banks that at all times there are five Lenders that are not Qualifying Banks under this Agreement. Notwithstanding any other provision of this Agreement, the Company shall be responsible for any Swiss Withholding Tax that may be applicable as a result of a breach of its agreements set forth in this Section, but such breach shall not constitute a Default or an Event of Default for purposes of this Agreement.

(i) (i) Each UK Borrowing Subsidiary shall, at the request of any Lender or the Administrative Agent, assist the Lender in timely completing any procedural formalities (as may be applicable in the United Kingdom at the applicable time) reasonably necessary for such Lender to receive payments hereunder or under any other Credit Document without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(ii) If a Lender holds a passport number under the UK DTTP Scheme and chooses the UK DTTP Scheme to apply to its receipt of payments hereunder or under any other Credit Document, then such Lender shall include an indication of such choice by providing to the Administrative Agent and each UK Borrowing Subsidiary (in such Lender’s Administrative Questionnaire or otherwise) such Lender’s reference number for the UK DTTP Scheme.

(iii) Without limiting the generality of Section 2.16(h)(i), when a Lender provides the applicable UK DTTP Scheme reference number to the Administrative Agent and each UK Borrowing Subsidiary in accordance with Section 2.16(h)(ii), each UK Borrower shall file with HMRC a duly completed HMRC Form DTTP2 with respect to such Lender within 30 days of the date hereof (or, in the case of any Lender becoming a Lender hereunder after the date hereof, within 30 days of the date such Lender becomes a Lender hereunder), and in each case each UK Borrowing Subsidiary shall promptly provide such Lender and the Administrative Agent with a proof of, and a copy of, such filing. Unless impracticable, such filing shall be made by electronic online submission.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Credit Document (whether of principal, interest, fees or reimbursement of LC Disbursements or otherwise) prior to the time required hereunder or under such other Credit Document for such payment or, if no such time is expressly required, prior to 1:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent for the account of the applicable Lenders to such account as the Applicable Agent shall from time to time specify in one or more notices delivered to the Company, except that payments to be made directly to an Issuing Bank as expressly provided herein shall be made directly to such parties and payments pursuant to Sections 2.14, 2.15, 2.16, 2.20 and 11.03 shall be made directly to the Persons entitled thereto. The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Credit Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan, BA or LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan, BA or LC Disbursement; all other payments hereunder and under each other Credit Document shall be made in US Dollars. Any payment required to be made by any Agent hereunder shall be deemed to have been made by the time required if such Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent to make such payment.

(b) If at any time insufficient funds are received by the Agents from any Borrower (or from the Company as guarantor of the Obligations of such Borrower pursuant to Article X) and available to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal of the Loans and BAs and unreimbursed LC Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of such principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of its Loans, BAs, participations in LC Disbursements or accrued interest on any of the foregoing (collectively “Claims”) resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Claims than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Claims of the other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of their respective Claims; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Claims to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company and each Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company or such Borrower in the amount of such participation.

(d) Unless an Agent shall have received notice from a Borrower prior to the date on which any payment is due to such Agent for the account of any Lenders or any Issuing Bank hereunder that such Borrower will not make such payment, such Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each applicable Lender or Issuing Bank, as the case may be, severally agrees to repay to such Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to such Agent, at a rate determined by such Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.06(b), 2.17(c) or 11.03(c) then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), and each other Agent, at the direction of the Administrative Agent, shall, apply any amounts thereafter received by it for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation by Lenders; Replacement of Lenders; Mitigation by Borrowers. (a) Each Lender shall, to the extent practicable, designate each Tranche A Lending Office, Tranche B Lending Office and Tranche C Lending Office, and select any branch or Affiliate through which it makes any Loan or accepts and purchases any BAs as contemplated by Section 2.02(b), with a view to minimizing, and if possible avoiding, any required payment by the Borrowers of additional amounts pursuant to Section 2.14, 2.16 or 2.20; provided that no Lender shall be required to designate a Tranche A Lending Office, a Tranche B Lending Office or a Tranche C Lending Office or to select a branch or Affiliate for the making of any Loan or the acceptance and purchase of any BAs if, in the judgment of such Lender, such designation or selection would subject such Lender to any unreimbursed cost or expense or entail any other financial, legal or business disadvantage. If any Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.14, 2.16 or 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its affected Loans or other extensions of credit hereunder or to assign its affected rights and obligations hereunder to another of its offices, branches or affiliates if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14, 2.16 or 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any designation or assignment pursuant to the immediately preceding sentence to eliminate or reduce amounts payable pursuant to Section 2.14, 2.16 or 2.20 as a result of any Change in Law after the Closing Date.

(b) If (i) any Lender requests compensation under Section 2.14 or 2.20, (ii) any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender has become a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 11.02 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders with Commitments of the affected Class) and with respect to which the Required Lenders (or, in circumstances where Section 11.02 does not require the consent of the Required Lenders, a majority in interest of the Lenders of the affected Class) shall have granted their consent, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all its interests, rights and obligations under the Credit

Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such Borrower shall have received the prior written consent of the Administrative Agent (and if a Tranche A Commitment is being assigned, each Issuing Bank), which consent, in each case, shall not unreasonably be withheld, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and BAs and funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal, funded participations and accrued interest and fees) or such Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or 2.20 or payments required to be made pursuant to Section 2.16, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender within five Business Days of the notice from the Company referred to in the preceding sentence or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

(c) If (i) payments by any Borrower from any jurisdiction other than the jurisdiction in which such Borrower is organized are subject to any withholding Tax in the jurisdiction from which payment is made and (ii) any Lender is not legally entitled to a complete exemption from such withholding Tax but would be entitled to such an exemption in the jurisdiction in which such Borrower is organized, such Borrower shall, to the extent practicable, make payments hereunder from the jurisdiction in which it is organized if in the judgment of such Borrower payment from such jurisdiction would not subject it to any cost or expense or entail any other financial, legal or business disadvantage.

SECTION 2.19. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) facility fees shall cease to accrue on the unused amount of each Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b) the Commitments and Revolving Credit Exposures of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Credit Document (including any consent to any amendment, waiver or other modification pursuant to Section 11.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 11.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) any LC Exposure of such Defaulting Lender (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.04(d) and 2.04(e)) shall be reallocated among the Non-Defaulting Lenders of Tranche A ratably in accordance with their respective applicable Tranche A Percentages, but only to the extent that the sum of all Non-Defaulting Lenders’ Tranche A Revolving Credit Exposures, plus such Defaulting Lender’s LC Exposure does not exceed the sum of all Non-Defaulting Lenders’ Tranche A Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within two Business Days following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Banks and the Tranche A Lenders the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.04(i) for so long as such LC Exposure is outstanding;

(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(b) shall be adjusted to give effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized

(d) so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be fully covered by the Commitments of the applicable Non Defaulting Lenders and/or cash collateral provided by the Company in accordance with Section 2.19(c), and participating interests in any such issued, amended, renewed or extended Letter of Credit will be allocated among the applicable Non Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that (x) a Bankruptcy Event with respect to a Lender Parent shall have occurred following the date hereof and for so long as such Bankruptcy Event shall continue or (y) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend, renew or extend any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Company or the applicable Lender satisfactory to the such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, each Issuing Bank each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the applicable Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitments and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its applicable Tranche A Percentage.

SECTION 2.20. Foreign Subsidiary Costs. (a) If the cost to any Lender of making or maintaining any Loan to, or accepting and purchasing any BA of, or participating in any Letter of Credit issued for the account of or made to, any Borrower is increased (or the amount of any sum received or receivable by any Lender (or its applicable lending office) is reduced) by an amount deemed in good faith by such Lender to be material, by reason of the fact that such Borrower is incorporated in, or conducts business in, a jurisdiction outside the United States of America, such Borrower shall indemnify such Lender for such increased cost or reduction within 15 days after demand by such Lender (with a copy to the Administrative Agent). A certificate of such Lender claiming compensation under this paragraph and setting forth the additional amount or amounts to be paid to it hereunder (and the basis for the calculation of such amount or amounts) shall be conclusive in the absence of manifest error.

(b) Each Lender will promptly notify the Company and the Administrative Agent of any event of which it has knowledge that will entitle such Lender to additional interest or payments pursuant to paragraph (a) above, but in any event within 45 days after such Lender obtains actual knowledge thereof; provided that (i) if any Lender fails to give such notice within 90 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section in respect of any costs resulting from such event, only be entitled to payment under this Section for costs incurred from and after the date 90 days prior to the date that such Lender does give such notice and (ii) each Lender will designate a different applicable lending office, if, in the judgment of such Lender, such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Lender.

(c) Notwithstanding the foregoing, no Lender shall be entitled to compensation under this Section to the extent the increased costs for which such Lender is claiming compensation have been or are being incurred at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor was entitled immediately prior to the assignment to such Lender to receive compensation with respect to such increased costs pursuant to this Section.

(d) Payments of any amounts due under this Section shall be without duplication of any payments required to be made under Section 2.14, 2.15 or 2.16. To the extent payment of any amount due under this Section is also required under one or more of Sections 2.14, 2.15 and 2.16, such payment will be due only under Section 2.16 or, if not within the scope of Section 2.16, under any one other Section as the payee may elect.

SECTION 2.21. Designation of Borrowing Subsidiaries. (a) The Company may at any time and from time to time designate (i) any Tranche A Subsidiary as a Tranche A Borrower, (ii) any Tranche B Subsidiary as a Tranche B Borrower or (iii) any Tranche C Subsidiary as a Tranche C Borrower, in each case by delivery to the Administrative Agent of (A) a notice of such designation setting forth the effective date thereof (which shall be not fewer than 10 Business Days after the delivery of such notice) and (B) a Borrower Joinder Agreement executed by such Subsidiary and by the Company. The Administrative Agent shall promptly make copies of any such notice and Borrower Joinder Agreement available to each Tranche A Lender, Tranche B Lender or Tranche C Lender, as the case may be. On the effective date specified in such notice, such Subsidiary shall for all purposes of this Agreement be a Tranche A Borrower, a Tranche B Borrower or a Tranche C Borrower, as the case may be, and a party to this Agreement; provided that no Borrower Joinder Agreement shall become effective as to any Subsidiary (x) if it shall be unlawful for such Subsidiary to become a Borrower hereunder or for any Lender participating in a Tranche under which such Subsidiary may borrow to make Loans or otherwise extend credit to such Subsidiary as provided herein or (y) if the Agents and the applicable Lenders shall not have received, at least five Business Days prior to the date of such effectiveness, all documentation and other information relating to such Subsidiary requested by them for purposes of ensuring compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act, the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the Anti-Terrorism Act (Canada). Any Borrowing Subsidiary shall continue to be a Tranche A Borrower, a Tranche B Borrower or a Tranche C Borrower, as the case may be, until the Company shall have executed and delivered to the Administrative Agent a Borrower Termination Agreement with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Borrowing Subsidiary hereunder; provided that no Borrower Termination Agreement will become effective as to any Borrowing Subsidiary until all Loans made to and BAs drawn by such Borrowing Subsidiary shall have been repaid, all Letters of Credit issued for the account of such Borrowing Subsidiary have been drawn in full or have expired and all amounts payable by such Borrowing Subsidiary in respect of LC Disbursements, interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under this Agreement by such Borrowing Subsidiary) shall have been paid in full; provided that such Borrower Termination Agreement shall be effective to terminate the right of such Borrowing Subsidiary to request or receive further extensions of credit under this Agreement.

(b) The Obligations of the Borrowing Subsidiaries hereunder shall be several and not joint.

ARTICLE III

Representations and Warranties

The Company represents and warrants, and each other Borrower represents and warrants as to itself and its subsidiaries, to the Lenders that:

SECTION 3.01. Organization; Powers. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Credit Party are within such Credit Party’s corporate, partnership or other applicable powers and have been duly authorized by all necessary corporate, partnership or other applicable action and, if required, by stockholder or other equityholder action. This Agreement has been duly executed and delivered by each Credit Party and constitutes, and each other Credit Document to which any Credit Party is to be a party, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. (a) The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Credit Party or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon any Credit Party or its assets, or give rise to a right thereunder to require any payment to be made by any Credit Party, (iv) will not result in the creation or imposition of any Lien on any asset of any Credit Party (other than Liens created hereunder) and (v) have received all requisite approvals from the Guernsey Financial Services Commission for borrowings by the Company or any Guernsey Borrowing Subsidiary.

(b) Neither the Company nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). No part of the proceeds of any Loan or BA Drawing will be used, whether directly or indirectly, for any purpose that would entail a violation of such Regulation U. Not more than 25% of the value of the assets subject to the restrictions on the sale, pledge or other disposition of assets contained in Section 6.02 or Section 6.04 of this Agreement, or in any other agreement to which any Lender or Affiliate of a Lender is party will at any time be represented by margin stock.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, shareholders equity and cash flows as of and for the fiscal year ended September 30, 2016, audited and reported on by Ernst & Young LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Since September 30, 2016, there has been no event or condition that has resulted or could reasonably be expected to result in a material adverse change in the business, assets, liabilities, operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Each of the Company and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Company and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Credit Documents or the Transactions; provided, that the pendency of the Ecuador Litigation (as opposed to any liabilities that may result therefrom) will not in and of itself be deemed to constitute a Material Adverse Effect. Any liabilities that could reasonably be expected to result from the Ecuador Litigation would not result in a Material Adverse Effect.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Company and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. Neither the Company nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Company and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books reserves if and as required by GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Based on the laws in effect as of the date of this representation, the Company is resident in Guernsey for tax purposes and is either subject to a zero percent corporate income tax rate or is otherwise exempt from payment of corporate income tax.

SECTION 3.10. Employee Benefit Plans. (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. No event or condition, including any underfunding condition, has occurred or exists, or is reasonably expected to occur, in connection with any pension or other employee benefit plan of the Company or any Subsidiary that, when taken together with all other such events and conditions, could reasonably be expected to result in a Material Adverse Effect.

(b) Neither any Borrower nor any member of the Controlled Group is or will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

SECTION 3.11. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Subsidiaries. Schedule 3.12 correctly sets forth the name of, the jurisdiction of organization of, and the ownership interest of the Company in, each of the Subsidiaries listed therein, in each case as of the Effective Date. The Subsidiaries listed in Schedule 3.12, together with their own subsidiaries, account as of the Effective Date for at least 90% of the Consolidated Assets of the Company and the Subsidiaries.

SECTION 3.13. Anti-Corruption Laws and Sanctions. The Company maintains and will maintain in effect policies and procedures designed to ensure compliance by the Company, the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company and the Subsidiaries and, to the knowledge of the Company, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or any of their respective directors, officers, in their capacities as such, or, to the knowledge of the Company, employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, direct use of the proceeds thereof or, to the knowledge of the Borrowers, indirect use of proceeds thereof, and no issuance of a Letter of Credit (it being understood that no representation is made as to the use of proceeds of a drawing under any Letter of Credit by a beneficiary thereof), will result in a violation by any party hereto of Anti-Corruption Laws or applicable Sanctions.

SECTION 3.14. EEA Financial Institutions. No Credit Party is an EEA Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. This Agreement shall not become effective as an amendment and restatement of the Existing Credit Agreement until the date on which each of the following conditions are satisfied (or waived in accordance with Section 11.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and any other Credit Document signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include fax or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and any other Credit Document. The parties hereto shall include Lenders constituting the Required Lenders under the Existing Credit Agreement.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Wilmer Cutler Pickering Hale and Dorr LLP, counsel for the Borrowers, and (ii) Mourant Ozannes, Guernsey counsel, in each case covering such matters relating to the Borrowers, the Credit Documents and the Transactions as the Administrative Agent or the Required Lenders shall reasonably request. The Company hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Borrower, the authorization of the Transactions and any other matters relating to the Borrowers, the Credit Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President, the Secretary or a Financial Officer of the Company, confirming that on and as of the Effective Date, the representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects and no Default shall have occurred and be continuing.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Borrower hereunder.

(f) The Agents and Lenders shall have received all documentation and other information requested by them for purposes of ensuring compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act, the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the Anti-Terrorism Act (Canada), not fewer than five Business Days prior to the Closing Date.

(g) No Loans or BA Drawings shall be outstanding under the Existing Credit Agreement, and interest, fees and other amounts accrued for the accounts of the Lenders or Issuing Banks under the Existing Credit Agreement, whether or not at the time due, shall have been or shall concurrently be paid in full.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and accept and purchase BAs and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.02) at or prior to 5:00 p.m., New York City time, on December 31, 2017 (and in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing or to accept and purchase BAs on the occasion of any BA Drawing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in this Agreement (other than, with respect to any Borrowing occurring after the Effective Date, the representations set forth in Section 3.04(b)) shall be true and correct in all material respects (or, in the case of representations and warranties qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Borrowing or BA Drawing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (or, to the extent such representations and warranties are expressly stated to have been made as of a specific date, as of such date) (with references to financial statements therein being deemed to refer to the financial statements most recently delivered by the Company under Section 5.01(a) or 5.01(b)).

(b) At the time of and immediately after giving effect to such Borrowing or BA Drawing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing or BA Drawing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03. Initial Credit Event for each Additional Borrowing Subsidiary. The obligations of the Lenders to make Loans to and accept and purchase BAs issued by, and the obligations of the Issuing Banks to issue Letters of Credit for the account of, any Borrowing Subsidiary that becomes a Borrowing Subsidiary after the Closing Date in accordance with Section 2.21 are subject to the satisfaction of the following conditions:

(a) The Administrative Agent (or its counsel) shall have received such Borrowing Subsidiary’s Borrower Joinder Agreement duly executed by the parties thereto.

(b) The Administrative Agent shall have received such documents (including such legal opinions) as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such Borrower, the authorization and legality of the Transactions insofar as they relate to such Borrower and any other legal matters relating to such Borrower, its Borrower Joinder Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(c) Any Lender that so requests for purposes of ensuring compliance with applicable “know your customer” rules and regulations shall have received one of the following: (i) the audited consolidated balance sheet and related statements of income, changes in shareholders’ equity and cash flows as of the end of and for the prior year of such Borrower, or (ii) if financial statements referred to in subclause (i) are not required to be prepared under the laws of the Borrower’s jurisdiction of organization, a written confirmation (the form of which shall be in the Company’s discretion) by an attorney or accountant confirming the form of financial statements the Borrower is required to prepare under the laws of the Borrower’s jurisdiction of organization together with the financial statements in such form for the prior year of such Borrower, or (iii) if no financial statements are required to be prepared by the Borrower, under the laws of the Borrower’s jurisdiction of organization, a written confirmation (the form of which shall be in the Company’s discretion) by an attorney or accountant that no financial statements at all are required to be prepared.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated, the principal of and interest on each Loan and each BA and all fees payable hereunder have been paid in full, all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, the Company covenants and agrees, and each Borrower covenants and agrees, as to itself and its subsidiaries, with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent and each Lender:

(a) within 120 days after the end of each fiscal year of the Company (or, if earlier, the date on which the Company is required to file the same with the SEC or any other Governmental Authority), its audited consolidated balance sheet and related statements of income, changes in shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent registered public accounting firm of recognized standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, if earlier, the date on which the Company is required to file the same with the SEC or any other Governmental Authority), its consolidated balance sheet and related statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.06 and 6.07 and (iii) stating whether any material change in GAAP or in the application thereof (including any change in GAAP or in the application thereof that would affect either of the ratios referred to in Sections 6.06 and 6.07) has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying any material effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become publicly available, copies of all periodic and other reports and proxy statements filed by the Company or any Subsidiary with the SEC, or any other securities regulatory authority, or with any securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(e) promptly after either Moody’s or S&P shall have announced a change in the Rating established or deemed to have been established by it, written notice of such Rating change;

(f) promptly following a request through the Administrative Agent therefor, any documentation or other information that a Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent, for itself or on behalf of any Lender, may reasonably request.

Information required to be delivered pursuant to this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an Intralinks or similar site to which the Lenders have been granted access or shall be publicly available on the website of the SEC at http://www.sec.gov (and a confirming notice of such availability shall have been delivered to the Administrative Agent). Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding US$50,000,000;

(d) any change in the date of its fiscal year end; and

(e) any other development that has resulted in or could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Company and each Borrowing Subsidiary will keep in full force and effect its legal existence. The Company will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its rights, licenses, permits, privileges and franchises except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04.

SECTION 5.04. Payment of Obligations. The Company will, and will cause each of the Subsidiaries to, pay its material obligations, including material Tax liabilities, before the same shall result in Liens on any material assets of the Company or any Subsidiary, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of the Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customary among companies engaged in the same or similar businesses (other than risks that, if actualized, could not reasonably be expected to result in a Material Adverse Effect) and (c) maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities. The Company will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent, or by any Lender acting through the Administrative Agent, upon reasonable prior notice from the Administrative Agent, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws. The Company will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of Governmental Authorities applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds.

(a) The proceeds of the Loans made under this Agreement will be used, and any Letters of Credit under this Agreement will be issued, only for general corporate purposes of the Company and/or the Subsidiaries, which may include acquisitions (but only if approved by the board of directors or other governing body of the target entity before the acquiror commences a tender offer, proxy solicitation or similar action with respect to the target’s voting capital stock), investments and share repurchases (it being understood that no covenant or agreement is made as to the use of proceeds of a drawing under any Letter of Credit by a beneficiary thereof).

(b) The Borrowers will not request any Borrowing or Letter of Credit, and the Borrowers will not directly or, to the knowledge of the Borrowers, indirectly, use, and will procure that the other Subsidiaries and their and such other Subsidiaries’ respective directors, officers, employees and agents will not directly or, to the knowledge of the Borrowers, indirectly, use, the proceeds of any Borrowing or BA Drawing or any Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country (except as permitted for a Person required to comply with Sanctions, including by virtue of licenses granted by applicable Governmental Authorities; provided that each Lender consents to the use of such license) or (iii) in any manner that would result in the violation of any Sanctions by any party hereto.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated, the principal of and interest on each Loan and each BA and all fees payable hereunder have been paid in full, all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, the Company covenants and agrees, and each Borrower covenants and agrees, as to itself and its subsidiaries, with the Lenders that:

SECTION 6.01. Subsidiary Indebtedness. The Company will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness or any preferred stock or other preferred equity interests other than:

(a) Indebtedness under the Credit Documents;

(b) Indebtedness existing on the date hereof and set forth on Schedule 6.01, and Refinancing Indebtedness in respect thereof;

(c) (i) Indebtedness of any Subsidiary to the Company or any other Subsidiary and (ii) preferred stock or other preferred equity interests in any Subsidiary held by the Company or any other Subsidiary; provided that no such Indebtedness shall be assigned to, or subjected to any Lien in favor of, a Person other than the Company or a Subsidiary;

(d) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary, and Refinancing Indebtedness in respect of such Indebtedness; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(e) Indebtedness, preferred stock or preferred equity interests of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness, preferred stock or preferred equity interests shall exist at the time such Person becomes a Subsidiary, shall not be created in contemplation of or in connection with such Person becoming a Subsidiary and shall not be secured by any Liens other than Liens permitted under Section 6.02(e), and Refinancing Indebtedness in respect of such Indebtedness;

(f) Indebtedness of any Subsidiary as an account party in respect of letters of credit backing obligations that do not constitute Indebtedness;

(g) Indebtedness deemed to exist in connection with any sale and lease-back transaction permitted under Section 6.03;

(h) Guarantees by any Subsidiary of Indebtedness of any other Subsidiary permitted by this Section 6.01; and

(i) other Indebtedness not expressly permitted by clauses (a) through (g) above; provided that the sum, without duplication, of (i) the outstanding Indebtedness permitted solely by this clause (h), (ii) the aggregate principal amount of the outstanding Indebtedness secured by Liens and the outstanding Securitization Transactions permitted solely by Section 6.02(h) and (iii) the Attributable Debt in respect of Sale-Leaseback Transactions permitted by Section 6.03 does not at any time exceed the Basket Amount.

SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) any Liens securing the Obligations;

(b) Permitted Liens;

(c) any Lien securing Indebtedness permitted under Section 6.01(c);

(d) any Lien on any property or asset of the Company or any Subsidiary or proceeds thereof existing on the date hereof (and any replacement Lien securing permitted extensions, renewals and replacements of the obligations secured by any such Lien); provided that any such Lien on any property or asset of the Company or any Subsidiary the value of which exceeds $15,000,000 is set forth on Schedule 6.02(d); provided further that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary securing Indebtedness incurred to finance such acquisition, construction or improvement; provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, as the case may be, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such Liens shall not apply to any other property or assets of the Company or any Subsidiary;

(g) Liens deemed to exist in connection with Sale-Leaseback Transactions permitted under Section 6.03; and

(h) other Liens on assets other than Equity Interests in Subsidiaries securing or deemed to exist in connection with Indebtedness, and sales of accounts receivable and rights in respect thereof pursuant to Securitization Transactions; provided that the sum, without duplication, of (i) the aggregate principal amount of the outstanding Indebtedness secured by Liens and the outstanding Securitization Transactions permitted solely by this clause (h), (ii) the outstanding Indebtedness permitted solely by Section 6.01(i) and (iii) the Attributable Debt in respect of Sale-Leaseback Transactions permitted by Section 6.03 does not at any time exceed the Basket Amount.

SECTION 6.03. Sale and Lease Back Transactions. The Company will not, and will not permit any Subsidiary to, enter into any Sale-Leaseback Transaction except (a) a Sale-Leaseback Transaction between the Company and a Subsidiary or between Subsidiaries, and (b) to the extent the sum, without duplication, of (i) the Attributable Debt with respect to all such Sale-Leaseback Transactions in effect at any time, (ii) the outstanding Indebtedness permitted solely by Section 6.01(i) and (iii) the aggregate principal amount of the outstanding Indebtedness secured by Liens and the outstanding Securitization Transactions permitted solely by Section 6.02(h) does not at any time exceed the Basket Amount.

SECTION 6.04. Fundamental Changes. (a) The Company will not, and will not permit any Subsidiary to, merge or consolidate with any other Person, or permit any other Person to merge or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any substantial portion of its assets, or acquire all or substantially all the equity interests or assets of any other Person or assets constituting a division or other business unit, or liquidate or dissolve, except that (i) any Subsidiary may merge into the Company or any other Subsidiary; (ii) any Subsidiary may sell, lease or otherwise transfer all or any part of its assets to the Company or to another Subsidiary, including by liquidation or dissolution; (iii) the Company and the Subsidiaries may (A) sell, transfer, lease or otherwise dispose of inventory and worn out or obsolete equipment in the ordinary course of business and (B) sell other assets (including through one or more mergers of Subsidiaries) so long as (1) the greater of the aggregate book value and the aggregate fair market value of the assets sold pursuant to this clause (B) during any fiscal year of the Company does not exceed 10% of the Consolidated Assets of the Company and the Subsidiaries as of the end of the immediately preceding fiscal year, and (2) if the greater of the aggregate book value and the aggregate fair market value of all assets so sold during such fiscal year exceeds 5% of Consolidated Assets as of the end of the immediately preceding fiscal year, the tangible assets so sold during such fiscal year do not account for more than 5% of Consolidated Tangible Assets as of the end of such immediately preceding fiscal year; provided that in the case of any Material Disposition, (1) no

Default shall exist after giving effect to such disposition and (2) the Company shall be in compliance on a pro forma basis with the covenants set forth in Sections 6.06 and 6.07 as of the end of and for the most recent period of four fiscal quarters for which financial statements shall have been delivered pursuant to Section 5.01, giving effect to such disposition and any related repayment of Indebtedness as if it had occurred at the beginning of such period (and the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer setting forth computations demonstrating such pro forma compliance); and (iv) the Company or any Subsidiary may acquire all or substantially all the equity interests or assets of any other Person or assets constituting a division or other business unit, including through a merger of any Person with the Company or a Subsidiary; provided that (A) in the case of any such acquisition involving a merger to which the Company is a party, the Company shall be the surviving or resulting corporation and (B) in the case of any Material Acquisition, (1) no Default shall exist after giving effect to such acquisition, and (2) the Company shall be in compliance on a pro forma basis with the covenants set forth in Sections 6.06 and 6.07 as of the end of and for the most recent period of four fiscal quarters for which financial statements shall have been delivered pursuant to Section 5.01, giving effect to such acquisition and any related incurrence or repayment of Indebtedness as if it had occurred at the beginning of such period (and the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer setting forth computations demonstrating such pro forma compliance).

(b) The Company will not, and will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Company and the Subsidiaries on the date of this Agreement and businesses reasonably related thereto.

SECTION 6.05. Restrictive Agreements. The Company will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or other distributions with respect to its shares of capital stock or other equity interests or to make or repay loans or advances to the Company or any other Subsidiary; provided that (a) the foregoing shall not apply to restrictions and conditions imposed by law or by any Credit Document, (b) the foregoing shall not apply to restrictions and conditions existing on the date hereof and identified on Schedule 6.05 (but shall apply to any extension or renewal, or any amendment or modification expanding the scope, of any such restriction or condition) and (c) the foregoing shall not apply to customary restrictions and conditions that are contained in any agreement for the sale of any asset or Subsidiary in a transaction permitted by this Agreement and applicable only to the asset or Subsidiary that is to be sold.

SECTION 6.06. Interest Coverage Ratio. The Company will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for any period of four consecutive fiscal quarters, to be less than 3.50 to 1.00.

SECTION 6.07. Consolidated Total Debt to Consolidated EBITDA Ratio. The Company will not at any time permit the ratio of (a) Consolidated Total Indebtedness at such time to (b) Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters to be greater than 3.25 to 1.00.

ARTICLE VII

Events of Default

If any of the following events (each, an “Event of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any BA or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty or statement made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with any Credit Document or any amendment or modification thereof or waiver thereunder, or any report, certificate, financial statement or other document furnished pursuant to or in connection with any Credit Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Company or any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the existence of any Borrower) or 5.08 or in Article VI;

(e) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness at the maturity date thereof;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or that results in the termination or unwinding of, or permits any purchaser or other counterparty to terminate or unwind (with or without the giving of notice, the lapse of time or both), prior to its scheduled termination, any Securitization Transaction constituting, or any Hedging Agreement the obligations of which constitute, Material Indebtedness; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Material Subsidiary or for a substantial part of its assets or (iii) a declaration that the Company or any Material Subsidiary is en desastre, or proceedings are commenced in saisie or an initial vesting is declared over the Borrower or any Material Subsidiary or over the assets of the Borrower or any Material Subsidiary, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving, ordering or declaring any of the foregoing shall be entered;

(i) any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or seeking a declaration that the Company or any Material Subsidiary is en desastre, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any other Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Borrower or any Material Subsidiary shall admit in writing its inability, or fail generally, to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of US$100,000,000 shall be rendered against the Borrowers, any other Subsidiary or any combination thereof and the same shall remain undischarged, unsettled or unpaid for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of the Borrower or any other Subsidiary to enforce any one or more judgments in such aggregate amount and such action shall not have been promptly stayed; provided, that no judgment of a court in Ecuador arising out of the Ecuador Litigation shall be included in this clause (k) unless (x) one or more courts in jurisdictions outside Ecuador in which the aggregate assets or revenues of the Company and the Subsidiaries are material (in the judgment of the Required Lenders) have entered an order enforcing such judgment in such jurisdictions or against the Company or Subsidiaries other than Amdocs Development Limited and Amdocs Ecuador S.A. and (y) the Company and any applicable Subsidiaries have not, within 30 consecutive days following entry of any such order during which period execution of such order shall not be effectively stayed, discharged, settled, or paid such order;

(l) an ERISA Event shall have occurred or shall exist that, in the opinion of the Required Lenders, when taken together with all other ERISA Events and other such events and conditions, could reasonably be expected to result in a Material Adverse Effect;

(m) the guarantee of the Company under Article X shall cease to be, or shall be asserted by the Company not to be, a legal, valid or binding obligation of the Company;

(n) assets of any Borrower or any Material Subsidiary that in the aggregate are material to the Company and the Subsidiaries, taken as a whole, shall be expropriated, nationalized or otherwise taken by any Governmental Authority if such expropriation, nationalization or taking could reasonably be expected to result in a Material Adverse Effect; or

(o) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Company or any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans and all payment obligations of the Borrowers in respect of BAs then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and all payment obligations of the Borrowers in respect of BAs so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower or any Subsidiary described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans and all payment obligations of the Borrowers in respect of BAs then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Agents

Each of the Lenders and Issuing Banks hereby irrevocably appoints the Agents as its agents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms of the Credit Documents, together with such actions and powers as are reasonably incidental thereto. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Agents is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder and without any duty to account therefor to the Lenders or Issuing Banks.

The Agents shall not have any duties or obligations except those expressly set forth in the Credit Documents. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Credit Documents that the Agents are required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the relevant Agent shall believe in good faith to be necessary, under the circumstances as provided in the Credit Documents), provided that no Agent shall not be required to take any action that, in its opinion, could expose it to liability or be contrary to any Credit Document or applicable law, and (c) except as expressly set forth in the Credit Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any of the Subsidiaries or any other Affiliates of the foregoing that is communicated to or obtained by the Agents or any of their Affiliates in any capacity. The Agents shall not be liable to any Lender or Issuing Bank for any action taken or not taken by them with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the relevant Agent shall believe in good faith to be necessary, under the circumstances as provided in the Credit Documents) or in the absence of their own gross negligence or wilful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to such Agent by the Company or a Lender, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Credit Document, other than to confirm receipt of items expressly required to be delivered to such Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability to any Lender or Issuing Bank for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the signatory, sender or authenticator thereof). Each Agent also may rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. Each Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable to any Lender or Issuing Bank for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through its respective Related Parties. The exculpatory provisions of the preceding paragraphs and the provisions of Section 11.03 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each Agent may resign at any time by notifying the other Agents, the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders (in the case of a resignation by the Administrative Agent) or the Administrative Agent (in the case of a resignation by any other Agent) shall have the right, in consultation with the Company and, so long as no Event of Default shall have occurred and be continuing, with the Company’s prior consent (which shall not be unreasonably withheld), to appoint a successor. If no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, that is reasonably acceptable to the Company. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. Notwithstanding the foregoing, in the event no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (b) the Required Lenders (in the case of a resignation by the Administrative Agent) or the Administrative Agent (in the case of a resignation by any other Agent) shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, provided that

(i) all payments required to be made hereunder or under any other Credit Document to the retiring Agent for the account of any Person other than such Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the retiring Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Agent’s resignation from its capacity as such, the provisions of this Article and Section 11.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Credit Document, shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon any Agent, the Arrangers or any other Lender or Issuing Bank or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent, the Arrangers or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement or to an Assignment and Assumption or any other Credit Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be delivered to, or be approved by or satisfactory to, any Agent or the Lenders on or prior to the Effective Date.

In case of the pendency of any proceeding with respect to any Credit Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and LC Exposure that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agents (including any claim under Sections 2.11, 2.12, 2.14, 2.15, 2.16 and 11.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Banks, to pay to each Agent any amount due to it, in its capacity as Agent, under the Credit Documents (including under Section 11.03). In the case of such a proceeding, the Administrative Agent shall not have the authority to vote on behalf of any Lender on any plan of reorganization.

The parties agree that none of the Arrangers, the Joint Bookrunners, the Syndication Agents and the Documentation Agent named on the cover page of this Agreement shall, in such capacities, have any powers, duties or responsibilities under this Agreement or any other Credit Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.

ARTICLE IX

Collection Allocation Mechanism

On the CAM Exchange Date, (a) the Commitments shall automatically and without further act be terminated as provided in Article VII and (b) the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Designated Obligations such that, in lieu of the interests of each Lender in the particular Designated Obligations that it shall own as of such date and immediately prior to the CAM Exchange, such Lender shall own an interest equal to such Lender’s CAM Percentage in each Designated Obligation. It is understood and agreed that Lenders holding interests in BAs immediately prior to the CAM Exchange shall discharge their obligations with respect to the payment of such BAs at the maturity thereof in exchange for the interests acquired by such Lenders in funded Loans in the CAM Exchange. Each Lender, each person acquiring a participation from any Lender as contemplated by Section 11.04 and each Credit Party hereby consents and agrees to the CAM Exchange. Each Credit Party and each Lender agrees from time to time to execute and deliver to the Agents all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by an Agent pursuant to any Credit Document in respect of the Designated Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by the next paragraph), but giving effect to assignments after the CAM Exchange Date, it being understood that nothing in this paragraph shall be construed to prohibit the assignment of a proportionate part of all an assigning Lender’s rights and obligations in respect of a single Class of Commitments or Loans.

In the event that, after the CAM Exchange, the aggregate amount of the Designated Obligations shall change as a result of the making of an LC Disbursement by an Issuing Bank that is not reimbursed by the applicable Borrower, then (a) each Tranche A Lender shall, in accordance with Section 2.04(d), promptly purchase from the applicable Issuing Bank a participation in such LC Disbursement in the amount of such Lender’s Tranche A Percentage of such LC Disbursement (without giving effect to the CAM Exchange), (b) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such LC Disbursement and the purchase of participations therein by the applicable Lenders, and the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Designated Obligations such that each Lender shall own an interest equal to such Lender’s CAM Percentage in each of the Designated Obligations and (c) in the event distributions shall have been made in accordance with the preceding paragraph, the Lenders shall make such payments to one another as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each LC Disbursement been outstanding immediately prior to the CAM Exchange. Each such redetermination shall be binding on each of the Lenders and their successors and assigns and shall be conclusive absent manifest error.

ARTICLE X

Guarantee

In order to induce the Lenders to extend credit to the Borrowing Subsidiaries hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of the Borrowing Subsidiaries. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrowing Subsidiary of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The Company further waives any rights it may have at law, including the droit de discussion or any other right it may otherwise have had of requiring the Lenders and the Agents to pursue the Borrowing Subsidiaries or any other person prior to enforcing the Guarantee or before any action is taken hereunder against it, or any other right whether known as the droit de division or otherwise whereby the liability of the Company might otherwise have been reduced in any matter whatsoever or apportioned with any other guarantor or any other person. The obligations of the Company hereunder shall not be affected by (a) the failure of any Agent or Lender to assert any claim or demand or to enforce any right or remedy against any Borrowing Subsidiary under the provisions of this Agreement, any other Credit Document or otherwise, (b) any extension or renewal of any of the Obligations, (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement or any other Credit Document or agreement, (d) any default, failure or delay, wilful or otherwise, in the performance of any of the Obligations, (e) any decree or order, or any law or regulation of any jurisdiction or event affecting any term of an Obligation or (f) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation or any other circumstance that might constitute a defense of the Company or any other Borrower.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Agent or Lender to any balance of any deposit account or credit on the books of any Agent or Lender in favor of any Borrower or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full of all the Obligations), and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise (other than for the indefeasible payment in full of all the Obligations).

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Agent or Lender upon the bankruptcy or reorganization of any Borrowing Subsidiary or otherwise.

In furtherance of the foregoing and not in limitation of any other right any Agent or Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by any Agent or Lender, forthwith pay, or cause to be paid, to the Applicable Agent or Lender in cash an amount equal to the unpaid principal amount of such Obligation then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Agent or Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify each Agent, Issuing Bank and Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrowing Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrowing Subsidiary to the Agents, the Issuing Bank and the Lenders.

ARTICLE XI

Miscellaneous

SECTION 11.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to the Company, to it in care of Amdocs Limited, PO Box 263, Hirzel House, Smith Street, St. Peter Port, Island of Guernsey, GY1 2NG, with a copy to Amdocs, Inc., 1390 Timberlake Manor Parkway, Chesterfield, Missouri 63017;

(ii) if to any Borrower (other than the Company), to it in care of the Company as provided in clause (i) above;

(iii) if to the Administrative Agent, JPMorgan Chase Bank, N.A., in its capacity as Issuing Bank, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, Floor 03, Ops 2, 500 Stanton Christiana Road, Newark, Delaware 19713, United States, Attention of Dan Lougheed (Fax No. (201) 639-5215), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10179, Attention of Inderjeet Aneja and Leonard Ho (Fax No. (212) 270-3279). All compliance certificates sent to the Administrative Agent are to be sent to the Covenant Compliance Team at covenant.compliance@jpmchase.com;

(iv) if to the London Agent, to J. P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, United Kingdom, Attention of Christos Daskagiannis (Fax No. 44-(0)207-777-2360), with a copy to the Administrative Agent as provided under clause (iii) above;

(v) if to the Canadian Agent, to JPMorgan Chase Bank, N.A., Toronto Branch, 500 Stanton Christiana Road, Newark, Delaware 19713, United States, Attention of Dan Lougheed (Fax No. (201) 639-5215), with a copy to the Administrative Agent as provided under clause (iii) above; and

(vi) if to any other Issuing Bank or Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Agents; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Applicable Agent and the applicable Lender. Any Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or rescinded by any such Person by notice to each other such Person.

(c) Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

(d) The Company agrees that the Agents may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, Intralinks, Syndtrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither any Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and each expressly disclaims liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Agents or any of their Related Parties in connection with the Communications or the Platform.

SECTION 11.02. Waivers; Amendments. (a) No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Credit Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan, acceptance and purchase of a BA or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Subject to Section 2.13, none of this Agreement, any Credit Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or, in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Credit Party or Credit Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that (i) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, (A) such amendment does not adversely affect the rights of any Lender or (B) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the

Required Lenders object to such amendment and (ii) no such agreement shall (A) increase any Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan, payment obligation in respect of a BA or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone the maturity of any Loan or BA, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any principal, interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (D) change the currencies in which such Lender is required to lend, without the written consent of each Lender affected thereby, (E) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (F) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Credit Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (G) release the Company from its Guarantee under Article X or limit the liability of the Company in respect of such Guarantee, without the written consent of each Lender or (H) change any provision of any Credit Document in a manner that by its terms adversely affects the rights in respect of payments or prepayments due to Lenders with Commitments or Obligations of any Class differently than those with Commitments or Obligations of any other Class, without the written consent of Lenders holding a majority in interest of the Commitments and outstanding Loans and BAs of the adversely affected Class; provided further that (i) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or Issuing Bank without the prior written consent of such Agent or Issuing Bank, as the case may be, and (ii) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one Tranche (but not of all Tranches) may be effected by an agreement or agreements in writing entered into by the Company and requisite percentage in interest of the affected Lenders under the applicable Tranche. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Company, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the other Agents and the Issuing Banks) if (i) by the terms of such agreement the Commitments of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made and BA accepted by it and all other amounts owing to it or accrued for its account under this Agreement. For the avoidance of doubt, increases in the Commitments pursuant to Section 2.08(d), extensions of the Maturity Date pursuant to Section 2.08(e) and terminations of the status of Subsidiaries as Borrowing Subsidiaries pursuant to Section 2.21 may be effected in accordance with the requirements of, and subject to the conditions set forth in, such respective Sections and shall not be deemed to constitute amendments subject to the provisions of this paragraph. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Credit Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clauses (A), (B) or (C) of clause (ii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification.

SECTION 11.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents, the Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, the Arrangers and their Affiliates, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation and administration of the Credit Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, Arranger, Issuing Bank or Lender, including the fees, charges and disbursements of counsel for such Agent, Arranger, Issuing Bank or Lender, in connection with the enforcement or protection of its rights in connection with the Credit Documents, including its rights under this Section, or in connection with the Loans made, the BAs accepted and purchased or the Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, BAs or Letters of Credit.

(b) The Company and the other Borrowers shall indemnify each Agent, Arranger, Issuing Bank and Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable fees, charges and disbursements of any outside counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and syndication of the credit facilities provided for herein, (ii) the preparation, execution or delivery of any Credit Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Credit Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (iii) any Loan, BA or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) any Environmental Liability related in any way to the Company or any of the Subsidiaries or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether initiated by any Indemnitee or a third party or whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or from the breach by such Indemnitee of its agreements under the Credit Documents (other than unintentional breaches that are immaterial or that are corrected promptly after they come to the attention of such Indemnitee). Notwithstanding the foregoing, the indemnification obligations of each Borrowing Subsidiary (but not of the Company) under this paragraph (b) will be limited to losses, claims, damages, penalties, liabilities and related expenses directly related to such Borrowing Subsidiary (including the execution, delivery and performance of this Agreement by such Borrowing Subsidiary, the Loans made and Letters of Credit issued for the account of such Borrowing Subsidiary, the use by such Borrowing Subsidiary of the proceeds of such Loans and such Letters of Credit and the other Transactions insofar as they relate to such Borrowing Subsidiary).

(c) To the extent that the Company or any other Borrower fails to pay any amount required to be paid by it to any Agent (or any sub-agent thereof), Issuing Bank or any Related Party of any of the foregoing (without limiting their obligation to do so), under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) or any Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for any Agent (or any such sub-agent) or any Issuing Bank in connection with such capacity. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate Revolving Credit Exposures and unused Commitments at the time.

(d) The Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the Transactions, any Loan, BA or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 11.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender and Issuing Bank (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment under any Tranche and the Loans and other amounts at the time owing to it under such Tranche) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company; provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (except to the extent such assignment to an Affiliate or Approved Fund will result in an increase in the payments required to be made by any Borrower under Section 2.12(h), 2.14, 2.16 or 2.20) or, if an Event of Default has occurred and is continuing, any other assignee; provided further that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) each Issuing Bank, in the case of an assignment of a Tranche A Commitment; provided that no consent of any Issuing Bank shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of any Commitment of the assigning Lender, the amount of each Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 unless each of the Company and the Administrative Agent otherwise consent; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment of a Commitment and extensions of credit under a Tranche shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under such Tranche;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal, State and foreign securities laws;

(E) the assignee shall be able to receive payments of interest from the Borrowers under the Tranche or Tranches in which it will participate free of withholding taxes referred to in clause (b) or (c), as applicable, of the definition of “Excluded Taxes” (other than any such withholding taxes resulting from a Change in Law after the Closing Date or any withholding taxes imposed by any taxation authority in Switzerland or any political subdivision thereof that is payable as a result of the unavailability as to such assignee of an exemption for amounts paid to banks) and shall have delivered any and all tax certificates required to be delivered by it under Section 2.16(e);

(F) notwithstanding any other provision of this Section 11.04, and provided that no Event of Default under clauses (a), (b), (h), (i) or (j) of Article VII has occurred and is continuing, any assignment (or other transfer of rights or obligations) to a person that has not represented that it is a Qualifying Bank of any Tranche A Commitment or Tranche B Commitment or of any Loan to any Swiss Subsidiary Borrower shall be subject to the prior written consent of the Company (such consent not to be unreasonably withheld, but it being understood that such consent will be deemed reasonably withheld if such assignment would, in the Company’s judgment, (x) result in a breach of the Swiss Ten Non-Bank Rule, or (y) result in there being more than five Lenders that are Non-Qualifying Banks for purposes of the Swiss Twenty Non-Bank Rule, and such consent, in the case of the foregoing clause (x) or (y), if permitted to be withheld pursuant to the foregoing provisions, shall not to be deemed given by the passage of time and the failure to object under Section 11.04(b)(i)(A));

(G) the assignee shall be capable of lending in the applicable currencies and to the applicable Borrowers under the Tranche or Tranches in which it will participate; and

(H) no Credit Party or Affiliate of a Credit Party may be an assignee.

For purposes of this Section, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

(c) Subject to acceptance and recording thereof pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16, 2.20 and 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, and, as to entries pertaining to it, any Issuing Bank or Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Following the effectiveness of any assignment, the Administrative Agent shall, if so requested, cause promissory notes reflecting such assignment to be issued to the assignee and, if applicable, to the assignor, upon cancellation of any existing promissory notes originally issued to the assignor. Each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and Administrative Agent that such assignee is an Eligible Assignee.

(f) Any Lender may, without the consent of the Company, the Administrative Agent, the Issuing Banks or any other Lender, sell participations to one or more banks or other entities (each a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and its Loans and other extensions of credit hereunder); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Credit Documents and to approve any amendment, modification or waiver of any provision of the Credit Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (ii) of the first proviso to Section 11.02(b) that affects such Participant. Subject to the other provisions of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(g) A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.16 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant shall not be entitled to the benefits of Section 2.16 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) as though it were a Lender.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, but subject to satisfaction of the conditions set forth in Section 11.04(b)(ii)(E) and (F), any Lender (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Company, the option to provide to any Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to such Borrower pursuant to Section 2.01, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof, (iii) all amounts payable by any Borrower to any SPC hereunder in respect of any Loan and the applicability of the cost protection provisions contained in Section 2.14, 2.15, 2.16 and 2.20 shall be determined as if the Granting Bank had made such Loan and (iv) any notices given by the Agents, the Borrowers and the other Lenders with respect to any Loan provided by a SPC may be given to the Granting Bank and the Granting Bank shall have the authority to act on behalf of the SPC with respect to such Loans and/or notices. The making of Loans and other extensions of credit by a SPC hereunder shall be deemed to utilize the Commitments of the Granting Bank to the same extent, and as if, such Loans and other extensions of credit were made by the Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Bank makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may assign all or a portion of its interests in any Loans and other extensions of credit to its Granting Bank or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans and other extensions of credit made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and other extensions of credit.

(j) For the avoidance of doubt, and with respect to any Swiss Borrowing Subsidiary, no Lender, participant or subparticipant shall enter into any agreement with another person under which payments are made by reference to this Agreement or to any hereto related transfer, assignment, participation, subparticipation or similar agreement if such agreement would be treated as a debt instrument that can be subject to Swiss Withholding Tax according to the Swiss Withholding Tax Rules, but nothing in this Section 11.04(j) restricts any Lender, participant or subparticipant from entering into any agreement that would not be so treated.

(k) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations hereunder or under any other Credit Document (the “Participant Register”);

provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations hereunder or under any other Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, none of the Agents (in any Agent’s capacity as Agent) shall have any responsibility for maintaining a Participant Register.

SECTION 11.05. Survival. All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the making of any Loans, the acceptance and purchase of any BAs and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Arranger, any Syndication Agent, any Documentation Agent, any Issuing Bank, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Credit Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Credit Document, in the event that, in connection with the refinancing or termination and repayment in full of the credit facilities established hereby, an Issuing Bank shall have provided to the Applicable Agent a written consent to the release of the Tranche A Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Company (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Credit Documents, and the Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.04(d) or 2.04(e). The provisions of Sections 2.14, 2.15, 2.16, 2.17(e), 2.20 and 11.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and BAs, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 11.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Credit Documents and any separate letter agreements with respect to fees payable to the Agents and the Arrangers constitute the entire contract among the parties relating to the credit facilities established hereby and supersede any and all previous agreements and understandings, oral or written, relating to such credit facilities, including the commitments of the Lenders and, if applicable, their Affiliates under any commitment letter and any commitment advices submitted by them (but do not supersede any provisions of any commitment letter that by the terms of such document survive the termination thereof or the execution and delivery of this Agreement, all of which provisions shall remain in full force and effect). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agents and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by fax or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Credit Party against any of and all the obligations of such Credit Party now or hereafter existing under this Agreement or any other Credit Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 11.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Credit Document shall affect any right that any Agent, Issuing Bank or Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each Credit Party has appointed CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York, 10011, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any action arising out of or based on this Agreement or any other Credit Document which may be instituted in any court referred to in clause (b) of this Section by any Agent, Issuing Bank or Lender or their Affiliates, and waives any other requirements of or objections to personal jurisdiction with respect thereto. Such appointment shall be irrevocable. Each Credit Party represents and warrants that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the applicable Credit Party shall be deemed, in every respect, effective service of process upon such Credit Party.

(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement or any other Credit Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 11.12. Confidentiality. Each Agent, Issuing Bank and Lender agrees to maintain the confidentiality of the Information (as defined below), and will not use such confidential Information for any purpose or in any manner except in connection with this Agreement, except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any governmental, supervisory or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (it being agreed that, except in the case of a request by a bank supervisory or regulatory authority, such Agent, Issuing Bank or Lender will to the extent reasonably practicable and permitted by law provide the Company with prior notice of such disclosure and an opportunity to request confidential treatment from such authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (it being agreed that such Agent, Issuing Bank or Lender will to the extent reasonably practicable and permitted by law provide the Company with prior notice of such disclosure), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Hedging Agreement or other derivative transaction relating to the Company or any Subsidiary and its obligations, (g) with the written consent of the Company, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or any other confidentiality agreement to which it is party with the Company or any Subsidiary or (ii) becomes available to such Agent, Issuing Bank or Lender on a nonconfidential basis from a source other than the Company, (i) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any Agent or any Lender, or (j) on a confidential basis to the CUSIP Service Bureau or any similar agency to the extent required by such agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans. For the purposes of this Section, “Information” means all confidential information received from the Company relating to the Company or its businesses, other than any such information that is available to any Agent, Issuing Bank or Lender on a nonconfidential basis prior to disclosure by the Company. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 11.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any extension of credit hereunder, together with all fees, charges and other amounts which are treated as interest on such extension of credit under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender that made such extension of credit in accordance with applicable law, the rate of interest payable in respect of such extension of credit hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such extension of credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other extensions of credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 11.14. USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the USA PATRIOT Act.

SECTION 11.15. Non-Public Information. (a) Each Lender acknowledges that all information furnished to it pursuant to this Agreement by the Credit Parties or on their behalf and relating to the Company, the Subsidiaries or their businesses may include material non-public information concerning the Company and the Subsidiaries or their securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with such procedures and applicable law, including Federal, state and foreign securities laws.

(b) All such information, including requests for waivers and amendments, furnished by the Credit Parties or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Company and the Subsidiaries and their securities. Accordingly, each Lender represents to the Credit Parties and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

SECTION 11.16. No Fiduciary Duty. Each Credit Party acknowledges that the Agents, the Arrangers, the Issuing Banks, the Lenders and their respective Affiliates may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that in connection with all aspects of the Transactions and any communications in connection therewith, the Company and its Affiliates, on the one hand, and the Agents, the Arrangers, the Issuing Banks, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Arrangers, the Issuing Banks, the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such Transactions or communications.

SECTION 11.17. Senior Indebtedness. In the event that any Credit Party shall at any time issue or have outstanding any Subordinated Indebtedness, such Credit Party shall take all such actions as shall be necessary under the terms of such Subordinated Indebtedness to cause the Obligations of such Credit Party to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations of each Credit Party are hereby designated as “senior indebtedness” and as “designated senior indebtedness” under and in respect of any indenture or other agreement or instrument under which Subordinated Indebtedness of such Credit Party is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders or the Administrative Agent may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 11.18. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of each party hereto contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 11.19. Waiver. Each Lender party hereto that is also a party to the Existing Credit Agreement hereby waives the notice requirements of Section 2.08(c) and Section 2.10(d) of the Existing Credit Agreement.

SECTION 11.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document may, to the extent such liability is unsecured, be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 11.21. Lender Compliance with ERISA. (a) Each Lender represents, warrants and covenants, for the benefit of each Agent and the other Lenders and their respective Affiliates, that, at all times when it shall be a Lender, at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further represents, warrants and covenants, for the benefit of each Agent and the other Lenders and their respective Affiliates, that, at all times when it shall be a Lender:

(i) none of the Agents or the other Lenders or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by any Agent under this Agreement or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies,

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to any Agent or the other Lenders or any their respective affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) Each Agent and each Lender hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, agency fees, administrative agent fees, letter of credit fees, fronting fees, amendment fees, processing fees, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMDOCS LIMITED,

by	/s/ Matthew Smith
Name: Matthew Smith
Title: Secretary

[Signature Page to Amdocs Limited Second Amended and Restated Credit Agreement]

EUROPEAN SOFTWARE MARKETING LIMITED,

by	/s/ Marina Eleni Smila
Name: Marina Eleni Smila
Title: Director

[Signature Page to Amdocs Limited Second Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent and Issuing Bank

by	/s/ Inderjeet Singh Aneja
Name: Inderjeet Singh Aneja
Title: Vice President

[Signature Page to Amdocs Limited Second Amended and Restated Credit Agreement]

J. P. MORGAN EUROPE LIMITED, individually and as London Agent

by	/s/ Belinda Lucas
Name: Belinda Lucas
Title: Authorized Signatory Associate

[Signature Page to Amdocs Limited Second Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, individually and as Canadian Agent

by	/s/ Inderjeet Singh Aneja
Name: Inderjeet Singh Aneja
Title: Vice President

[Signature Page to Amdocs Limited Second Amended and Restated Credit Agreement]

CITIBANK, N.A., individually and as Syndication Agent

by	/s/ Susan Olsen
Name: Susan Olsen
Title: Vice President

[Signature Page to Amdocs Limited Second Amended and Restated Credit Agreement]

HSBC BANK PLC, individually and as Syndication Agent

by	/s/ Michael Farr
Name: Michael Farr
Title: Associate Director

[Signature Page to Amdocs Limited Second Amended and Restated Credit Agreement]

ROYAL BANK OF CANADA, individually and as Documentation Agent

by	/s/ Kiran Krishnamurthy
Name: Kiran Krishnamurthy
Title: Vice President

by
Name:
Title:

[Signature Page to Amdocs Limited Second Amended and Restated Credit Agreement]

LENDER SIGNATURE PAGE TO THE AMDOCS LIMITED SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Name of Institution:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

by	/s/ Matthew Antioco
Name: Matthew Antioco
Title: Director

by
Name:
Title:

[Signature Page to Amdocs Limited Second Amended and Restated Credit Agreement]

LENDER SIGNATURE PAGE TO THE AMDOCS LIMITED SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Name of Institution:

Bank Leumi Le-Israel B.M.

by	/s/ Danny Shapira
Name: Danny Shapira
Title:

by	/s/ Mazi Bar El
Name: Mazi Bar El
Title:

[Signature Page to Amdocs Limited Second Amended and Restated Credit Agreement]

LENDER SIGNATURE PAGE TO THE AMDOCS LIMITED SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Name of Institution:

MORGAN STANLEY BANK, N.A.

by	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

by
Name:
Title:

[Signature Page to Amdocs Limited Second Amended and Restated Credit Agreement]